Exhibit 10.1

SOLICITATION, OFFER AND AWARD

1. THIS CONTRACT IS A RATED ORDER UNDER DPAS (15 CFR 700)	RATING DO-A3	PAGE 1	OF PAGES 79

2. CONTRACT NO.	3. SOLICITATION NO.	4. TYPE OF SOLICITATION	5. DATE ISSUED	6. REQUISITION/PURCHASE NO.
N4215821C0004	N4215821R0003	[ ] SEALED BID (IFB) [X] NEGOTIATED (RFP)	19 Feb 2021	N0002421RX01204

7. ISSUED BY CODE N42158	8. ADDRESS OFFER TO (If other than Item 7) CODE
NORFOLK NAVAL SHIPYARD ATTN: JOEL MASON CVN AVAIL BRANCH I C431, BLDG 65, 2ND FLOOR PORTSMOUTH VA 23709-1022 TEL: 757-396-0332 FAX 757-396-9866	See Item 7 TEL: FAX

NOTE: In sealed bid solicitations "offer" and "offeror" mean "bid" and "bidder".

SOLICITATION

9. Sealed offers in original and 1 copies for furnishing the supplies or services in the Schedule will be received at the place specified in Item 8, or if handcarried, in the depository located in ______ until 05:00 PM (Hour) local time 22 Mar 2021 (Date)

CAUTION - LATE Submissions, Modifications, and Withdrawals: See Section L, Provision No. 52.214-7 or 52.215-1. All offers are subject to all terms and conditions contained in this solicitation.

10. FOR INFORMATION CALL:	A. NAME	B. TELEPHONE (Include area code) (NO COLLECT CALLS)	C. E-MAIL ADDRESS
	JOEL J MASON	757-396-0332	joel.mason@navy.mil

11. TABLE OF CONTENTS

(X)	SEC.	DESCRIPTION	PAGE(S)	(X)	SEC.	DESCRIPTION	PAGE(S)
		PART I - THE SCHEDULE				PART II - CONTRACT CLAUSES	
X	A	SOLICITATION/ CONTRACT FORM	1	X	I	CONTRACT CLAUSES	64 - 78
X	B	SUPPLIES OR SERVICES AND PRICES/ COSTS	2 - 4			PART III - LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACHMENTS	
X	C	DESCRIPTION/ SPECS./ WORK STATEMENT	5 - 44	X	J	LIST OF ATTACHMENTS	79
X	D	PACKAGING AND MARKING	45			PART IV - REPRESENTATIONS AND INSTRUCTIONS	
X	E	INSPECTION AND ACCEPTANCE	46 - 48		K	REPRESENTATIONS, CERTIFICATIONS AND OTHER STATEMENTS OF OFFERORS	
X	F	DELIVERIES OR PERFORMANCE	49				
X	G	CONTRACT ADMINISTRATION DATA	50 - 59		L	INSTRS., CONDS., AND NOTICES TO OFFERORS	
X	H	SPECIAL CONTRACT REQUIREMENTS	60 - 63		M	EVALUATION FACTORS FOR AWARD	

OFFER (Must be fully completed by offeror)

NOTE: Item 12 does not apply if the solicitation includes the provisions at 52.214-16, Minimum Bid Acceptance Period.

12. In compliance with the above, the undersigned agrees, if this offer is accepted within ______ calendar days (60 calendar days unless a different period is inserted by the offeror) from the date for receipt of offers specified above, to furnish any or all items upon which prices are offered at the price set opposite each item, delivered at the designated point(s), within the time specified in the schedule.

13. DISCOUNT FOR PROMPT PAYMENT (See Section I, Clause No. 52.232-8)

14. ACKNOWLEDGMENT OF AMENDMENTS (The offeror acknowledges receipt of amendments to the SOLICITATION for offerors and related documents numbered and dated):	AMENDMENT NO.	DATE	AMENDMENT NO.	DATE

15A. NAME AND ADDRESS OF OFFEROR	CODE 5P4C0 FACILITY	16. NAME AND TITLE OF PERSON AUTHORIZED TO SIGN OFFER (Type or print)
PERMA-FIX ENVIRONMENTAL SERVICES, INC. MARK DUFF 6302 DUNWOODY PL STE 250 ATLANTA GA 30350-3390		MARK DUFF / PRESIDENT AND CEO

15B. TELEPHONE NO (Include area code)	15C. CHECK IF REMITTANCE ADDRESS IS DIFFERENT FROM ABOVE - ENTER SUCH ADDRESS IN SCHEDULE.	17. SIGNATURE	18. OFFER DATE
(865) 251-2096	[ ]	[signature]	9-17-21

AWARD (To be completed by Government)

19. ACCEPTED AS TO ITEMS NUMBERED	20. AMOUNT	21. ACCOUNTING AND APPROPRIATION
	$39,998,941.49	See Schedule

22. AUTHORITY FOR USING OTHER THAN FULL AND OPEN COMPETITION:	23. SUBMIT INVOICES TO ADDRESS SHOWN IN (4 copies unless otherwise specified) ITEM
[ ] 10 U.S.C. 2304(c)( ) [ ] 41 U.S.C. 253(c)( )	

24. ADMINISTERED BY (If other than Item 7) CODE	25. PAYMENT WILL BE MADE BY CODE N68732
See Item 7	DFAS CLEVELAND- NORFOLK ACCOUNTS PAYABLE FOR PAYMENT INQUIRIES CALL 800-756-4571 PO BOX 998022 CLEVELAND OH 44199-8022

26. NAME OF CONTRACTING OFFICER (Type or print)	27. UNITED STATES OF AMERICA (Signature of Contracting Officer)	28. AWARD DATE
	[signature]	9-17-21

IMPORTANT - Award will be made on this Form, or on Standard Form 26, or by other authorized official written notice.

Previous Edition is Unusable 33-134 STANDARD FORM 33 (REV. 9-97) Prescribed by GSA FAR (48 CFR) 53.214(c)

N4215821C0004

Section B - Supplies or Services and Prices

ITEM NO	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
0001		1	Job	$39,998,941.49	$39,998,941.49

EX-MCKEE - Article 520 Release FFP

The contractor shall perform in accordance with the Statement of Work (SOW) contained within Section C and Attachments listed within Section J.

FOB: Destination

MILSTRIP: N0002421RX01204

PURCHASE REQUEST NUMBER: N0002421RX01204 PSC CD: J998

	NET AMT	$39,998,941.49

ACRN AA		$39,998,941.49
CIN: N0002421RX012040001

ITEM NO	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
0002		1	Set		NSP

DATA FFP

Data for CLINs 0001. The data to be furnished shall be prepared in accordance with the Contracts Data Requirements List (CDRL) DD Form 1423 within Exhibit A of Section J. The cost associated with the required CDRLs shall be included in the cost of the aforementioned CLINs.

FOB: Destination

MILSTRIP: N0002421RX01204

PURCHASE REQUEST NUMBER: N0002421RX01204 PSC CD: J998

ACRN AA	NET AMT	$0.00
CIN: N0002421RX012040002

CLAUSES INCORPORATED BY FULL TEXT

N4215821C0004

B-215-H002 REFUNDS (SPARES AND SUPPORT EQUIPMENT) (NAVSEA) (OCT 2018)

(a) In the event that the price of a spare part or item of support equipment delivered under this contract significantly exceeds its intrinsic value, the Contractor agrees to refund the difference. Refunds will not be made to recoup the amount of cost decreases that occur over time due to productivity gains (excluding economic purchase quantity considerations) or changes in market conditions.

(b) For purposes of this requirement, the intrinsic value of an item is defined as follows:

(1) If the item is one which is sold or is substantially similar or functionally equivalent to one that is sold in substantial quantities to the general public, intrinsic value is the established catalog or market price, plus the value of any unique requirements, including delivery terms, inspection, packaging, or labeling.

(2) If there is no comparable item sold in substantial quantities to the general public, intrinsic value is defined as the price an individual would expect to pay for the item based upon an economic purchase quantity as defined in FAR 52.207-4, plus the value of any unique requirements, including delivery terms, inspection, packaging or labeling.

(c) At any time up to two years after delivery of a spare part or item of support equipment, the Contracting Officer may notify the Contractor that based on all information available at the time of the notice, the price of the part or item apparently exceeds its intrinsic value.

(d) If notified in accordance with paragraph (c) above, the Contractor agrees to enter into good faith negotiations with the Government to determine if, and in what amount, the Government is entitled to a refund.

(e) If agreement pursuant to paragraph (d) above cannot be reached, and the Navy’s return of the new or unused item to the Contractor is practical, the Navy, subject to the Contractor’s agreement, may elect to return the item to the Contractor. Upon return of the item to its original point of Government acceptance, the Contractor shall refund in full the price paid. If no agreement pursuant to paragraph (d) above is reached, and return of the item by the Navy is impractical, the Contracting Officer may, with the approval of the Head of the Contracting Activity, issue a Contracting Officer’s final decision on the matter, subject to Contractor appeal as provided in the “Disputes” clause (FAR 52.233-1).

(f) The Contractor shall make refunds, as required under this requirement, in accordance with instructions from the Contracting Officer.

(g) The Contractor shall not be liable for a refund if the Contractor advised the Contracting Officer in a timely manner that the price it would propose for a spare part or item of support equipment exceeded its intrinsic value, and with such advice, specified the estimated proposed price, the estimated intrinsic value and known alternative sources or item, if any, that can meet the requirement.

(h) This requirement does not apply to any spare parts or items of support equipment whose price is determined through adequate price competition. This requirement also does not apply to any spare part or item of support equipment if the Contractor submitted, and certified the currency, accuracy and completeness of, cost or pricing data applicable to the item.

(End of text)

B-227-H001 PROVISIONING TECHNICAL DOCUMENTATION – WITHHOLDING OF PAYMENT (NAVSEA) (OCT 2018)

N4215821C0004

(b) The PTD is considered to be a part of the “Technical Data” specified to be delivered under this contract for the purposes of the “Technical Data—Withholding of Payment” (DFARS 252.227-7030) clause. The terms and conditions of the clause entitled “Limitation On Withholding of Payments (FAR 52.232-9), if included in this contract, shall not apply to withholding of payment for failure to make timely delivery of the PTD or delivery of deficient PTD.

(End of text)

B-231-H002 WORKSITE TRAVEL COSTS (NAVSEA) (OCT 2018)

(a) The contractor shall not charge, and the Government shall not pay, as an allowable cost under this contract, any manhour costs (whether straight-time or overtime) for contractor personnel or subcontractor personnel traveling to or from worksites, including travel to worksites other than the contractor’s facility for performance of contract work.

(b) Workers being paid under this contract, as prime contractor personnel or subcontractor personnel, will complete a full shift at the worksite, and no compensation will be paid for travel time before or after the shift.

(c) This requirement pertains only to payments for travel time before or after these workers’ regular shifts (commuting costs), and does not apply to legitimate travel costs incurred during normal working hours, provided that those costs are otherwise reasonable, allocable and allowable and approved in writing by the Government. This requirement does not apply to manufacturer’s representatives or Original Equipment Manufacturer (OEM) representatives when specifically required by the Government work specifications.

(d) Additionally, the contractor shall not charge, and the Government shall not pay, any transportation costs under this contract associated with transporting contractor or subcontractor personnel between the contractor’s facility (or subcontractor’s facility), and any other worksite to perform ship repair, maintenance or modernization. Transportation costs include, but are not limited to, bus fare, car fare, train fare, or boat fare, paid by the work force, or paid by the contractor on behalf of the work force.

(End of text)

N4215821C0004

Section C - Descriptions and Specifications

STATEMENT OF WORK

1	SCOPE

1.1	Contractor shall remove all radioactively contaminated (or potentially radioactively contaminated) equipment and systems on board the Ex-MCKEE (AS-41). Contractor shall perform a space release (Article 520 Release) on all nuclear spaces aboard the Ex-McKee per NAVSEA 389-0288. This includes removal and proper disposal of material that would be an interference to performing the radiological release of the ship, removal and radwaste of internal RLW tank, providing sampling services, all temporary services, rigging and crane services. Also, in accordance with (IAW) NAVSEA 389-0288 prepare an Article 520 release letter/report to NAVSEA 08 for approval and final disposal of the Ex-McKee.

2	Period of Performance -

2.1	The contractor shall accomplish all work in accordance with the period of performance specified in Section F.

3	Place of Performance -

3.1	The contractor shall provide and utilize all required tooling and equipment to accomplish all work at Norfolk Naval Shipyard (NNSY), pierside, within the Controlled Industrial Area (CIA) with the exception of non-nuclear structural item fabrication.

4	Security Requirements -

4.1	The contractor shall ensure all applicable personnel have the proper security clearances for work performance under this contract, as specified in DD Form 254. The contractor shall prepare and submit a complete list of all personnel, with security clearance, who will perform work under this contract. (CDRL A001)

4.2	The engineering and planning personnel will be required to hold CONFIDENTIAL security clearance in order to accomplish the planning and technical work documents for performing work. All contractor personnel working inside NNSY shall be a United States citizen. Include this information in the DD254 per Attachment 10.

5	References -

The following documents and their references shall be used in the technical requirements for performing work under this contract. The most current reference revision shall be in effect at the time of award, unless otherwise specified. All work shall be performed in accordance with the drawings, documents and procedures cited below. The revision/change levels of any NAVSEA drawings or document utilized shall be dictated by the most current revision/change unless directed otherwise via NAVSEA approved document for performing work under this Statement of Work (SOW). If the contractor desires to use any drawing or technical instruction outside of these guidelines, cognizant Technical Authority concurrence shall be given in writing prior to using any other reference, via a contractor deficiency reporting process to include resolution. Any document not available to the contractor can be obtained by request via the NNSY Contracting Officer

N4215821C0004

5.1	Code of Federal Regulations (CFR), Title 49

5.2	CFR, Title 10

5.3	Radiological Controls for Shipyards (NAVSEA 389-0288)

5.4	International Standards Organization - ISO 9001; Quality Management Systems-Requirements

5.5	Naval Ship’s Technical Manual S9086-CH-STM-030/CH 074, Volume 3; Gas Free Engineering

5.6	Code of Federal Regulations - 29 CFR 1915, Title 29; Occupational Safety and Health Standards for Shipyard Employment

5.7	OPNAVINST 5100.19; Navy Occupational Safety and Health Program for Forces Afloat

5.8	NAVSEA INSTRUCTION 4700.17; Preparation and Submission of Trouble Reports

5.9	NAVSEA INSTRUCTION 5400.95; Waterfront and Technical Authority Policy

5.10	Code of Federal Regulations 40; Protection of Environment

5.11	Code of Federal Regulation 49; Transportation

5.12	Code of Federal Regulations 19; 1910; Occupational Safety and Health Standards

5.13	NAVSEA Standard Item (SI) 009-32; Cleaning and Painting Requirements

5.14	NAVSEA Standard Item (SI) 009-01; General Criteria; accomplish

5.15	NAVSEA Standard Item (SI) 009-02; Environmental Compliance Report for Material Usage; accomplish

5.16	NAVSEA Standard Item (SI) 009-03; Toxic and Hazardous Substance; control

5.17	NAVSEA Standard Item (SI) 009-04; Quality Management System; provide

5.18	NAVSEA Standard Item (SI) 009-05 Temporary Access; accomplish

5.19	NAVSEA Standard Item (SI) 009-07; Confined Space Entry, Certification, Fire Prevention and Housekeeping; accomplish

5.20	NAVSEA Standard Item (SI) 009-08; Shipboard Fire Protection and Fire Prevention; accomplish

5.21	NAVSEA Standard Item (SI) 009-09 Process Control Procedure (PCP); provide and accomplish

5.22	NAVSEA Standard Item (SI) 009-10; Asbestos-Containing Material (ACM); control

5.23	NAVSEA Standard Item (SI) 009-12; Weld, Fabricate, and Inspect; accomplish

5.24	NAVSEA Standard Item (SI) 009-40; contractor Crane, Multi-Purpose Machine and Material Handling Equipment at a Naval Facility; provide

5.25	NAVSEA Standard Item (SI) 009-60; Schedule and Associated Reports for Availabilities Over 9 Weeks in Duration; provide and manage

5.26	NAVSEA Standard Item (SI) 009-65; Polychlorinated Biphenyls (PCBs); control

N4215821C0004

5.27	NAVSEA Standard Item (SI) 009-70; Confined Space Entry, Certification, Fire Protection, Fire Prevention, and Housekeeping for Unmanned Vessel; accomplish

5.28	NAVSEA Standard Item (SI) 009-74; Occupational, Safety and Health Plan; accomplish

5.29	NAVSEA Standard Item (SI) 009-100; Ship’s Stability; maintain

5.30	NAVSEA Standard Item (SI) 009-103; Weight and Moment Change Data; provide

5.31	NAVSEA Standard Item (SI) 009-120; Fact Finding and Critique of Unplanned Event; manage

5.32	NAVSEA Standard Item (SI) 009-122; Temporary Padeye; install and remove

5.33	Local Standard Item 042-26-001; Security Requirements for Work Within Norfolk Naval Shipyard (NNSY); accomplish

5.34	Local Standard Item 042-11-001; General Occupational Safety, Health and Environment (OSHE) Requirements for Work Within Norfolk Naval Shipyard; accomplish (PCP)

5.35	OSHECM Chapter 250 Hazardous Energy Control

5.36	COMNAVREG MIDLANT INSTRUCTION 11262.1B contractor Crane/Weight Handling Equipment Oversight.

5.37	Norfolk Naval Shipyard (NNSY) Asset Authorization Submittal Requirements

5.38	NAVFAC P-307; Weight Handling Program Management

5.39	NAVSEA Instruction 9210.47; Requirements For Mixed Waste And Radioactive Polychlorinated Biphenyl (Pcb) Waste Control

5.40	Local Standard Item 042-22-001; General Requirements for Work Within Norfolk Naval Shipyard (NNSY); accomplish

5.41	NAVSEA S9213-70-MMA-000; Radiological Controls Manual Decontamination and Decommissioning Supplement

5.42	NAVMED P-5055 Radiation Health Protection Manual

6	Quality Management and Assurance -

6.1	The contractor shall develop and maintain a Quality Management System (QMS), compliant with reference (5.4), which provide assurances that all contracted work submitted to the Government for acceptance conforms to contract requirements. The contractor’s Quality Management System shall be documented and shall be submitted as part of the contract award process. The contractor’s Quality Management System shall be approved by NNSY prior to start of performance and shall be subject to periodic audits by NNSY throughout the contract Period of Performance. The contractor shall provide a copy of the Quality Management System, to include any applicable quality manuals, process instructions, and weld/braze procedures via electronic media (email) to the Contracting Officer Representative (COR). The contractor shall notify NNSY Contracting Officer (KO) in writing of any change to the Quality Management System, to include any updates, within one (1) week of change.

N4215821C0004

7	REQUIREMENTS –

7.1	NNSY Requirements -

7.1.1	NNSY will provide water, 90 psi tool air, and power to the pierside. 75kVA transformer provides power.

7.1.2	NNSY will provide berthing drawing of the AS-41 Ex-McKee per Attachment 3.

7.1.3	NNSY will provide initial radiological and waste characterization information to the contractor. The information, which may (but NNSY is not required to) include waste characterization profiles, and radiological surveys, shall be provided in a format acceptable to reference (5.3). This is provided for information purposes only and shall be verified by the contractor. Refer to section 7.5.6.

7.1.4	NNSY will support contractor work on 1st and 2nd shift Monday through Saturday, excluding government holidays. Due to overtime considerations, notification to the COR is required to support work outside of normal business hours. Notification shall be received by the close of business on Tuesday of the week prior the week additional support is needed. Support outside of normal business hours shall be evaluated on a case-by-case basis.

7.1.5	NNSY will maintain a custodian work force on the AS-41 to include inspections and small work items outside of the contractors work areas.

7.1.5.1	Maintain the fire and flood alarms and alarm system.
7.1.5.2	Monitoring shipyard workers access control.
7.1.5.3	Contractor shall maintain contractor work force access control, including logging personnel on and off the ship. Contractor shall know which employees are on the ship at all times.

7.1.6	NNSY will maintain ship security including securing the ship when it is unoccupied.

7.1.7	NNSY will provide a technical representative points of contact for interface. See 7.15.

7.2	General Requirements - In the performance of the resulting contract, the contractor shall -

7.2.1	Perform work in accordance with applicable references identified in section 5. The contractor shall comply with references as cited within this Statement of Work and the current contract modification, unless otherwise authorized by the Government. The effective issue of Government approved documents referenced in the ship specifications or otherwise invoked in this contract, including revisions or amendments, shall be the latest document date prior to contract award that has been accepted by the contractor. The contractor shall promptly notify the government of all revisions identified to the documents referenced in section 5 and identify all cost and schedule impacts. Individual process, system, and component specification upgrades shall be addressed as identified in the Final Work Package. These requests shall be evaluated prior to implementation based on their economy, feasibility and practicality. Implementation shall be in accordance with standard shipyard procedures identified in the Quality Assurance Program Requirements.

N4215821C0004

7.2.2	Contractor shall personally notify at least one senior Naval Nuclear Propulsion Program (NNPP) representative, the COR, and the Contracting Officer of any issue related to licenses, permits, agreements, consents, or other legal authorization required to perform work specified herein that would adversely affect the contractor’s ability to perform the functions defined in the contract. This notification is required whether or not such documents are identified in this specification. This notification shall be via teleconference within one (1) business day of identification of the issue and shall be followed up in writing within five (5) calendar days. Additionally, contractor shall personally inform at least one senior NNPP representative and the COR prior to initiating any discussion, oral or written, with State, Federal, or local regulators concerning the handling, packaging of NNPP waste. This notification shall occur under all circumstances even if the contractor does not specifically identify that the NNPP is the waste generator. This notification is in addition to, and not in lieu of, the contractor’s responsibility to promptly notify the Contracting Officer of any issues that could adversely affect schedule, impact performance or result in non- compliance with the contract. The senior contractor Personnel and senior NNPP representative(s) for this contract shall be designated at time of contract award (and updated as necessary).

7.2.3	Contractor shall follow all security requirements of reference (5.33) and Safety, Health, and Environment requirements of reference (5.34).

7.2.4	The contractor shall provide to the COR an updated Plan of Action and Milestones (POAM) and schedule for all associated work.

7.2.5	The contractor shall submit Fixed and Variable Cost Report (FVCR). (CDRL A008 for FVCR)

7.2.6	The contractor shall provide Project Management to participate in the following meetings and conferences -

7.2.6.1	The Cost Report meeting. Every 2 weeks beginning at one month before beginning work through completion of contracted work.

7.2.6.2	Weekly Progress meeting. One meeting per week beginning at one month before beginning work through completion of contracted work.

7.2.6.3	Periodic availability review conferences at 25 percent, 50 percent, 75 percent accomplishment of work.

7.2.6.4	Daily Production meetings with C400/COR.

7.2.6.5	Other meetings as required to cover any emergent needs that may develop over the availability.

7.2.7	The contractor shall furnish the material, services, and work space/trailers, unless furnished by the Government under express provisions of this contract, necessary for the execution of work.

7.2.8	Contractor shall be responsible for removal and preparation for disposal of all radioactively contaminated and potentially radioactively contaminated equipment or systems on board the AS- 41 IAW documents in section 5.

7.2.9	Contractor shall be responsible for removal of all equipment, furnishings and structural interference items including tanks, lead shielded piping and shielded decks. Some of this material is considered radioactive material.

7.2.10	All material removed from the AS-41 shall have the classification of waste to be determined by the contractor per this SOW and reference (5.3).

7.2.11	Contractor shall maintain ship structural integrity and stability as necessary. See Section 7.11.

7.2.12	Contractor shall remove and properly prepare for disposal of all lead shielded piping, lead shielded bulkheads and decks from the ship.

N4215821C0004

7.2.13

Contractor shall perform all planning for work to remove and properly disposal of all items (including radiological and hazardous waste) as necessary on the AS-41 to include- Engineering Services

Structural Engineering Services

Radiological Services

Project management and Production Services

Lifting and Handling Services

7.2.14	Work Items, specifications and other work products shall be completely and thoroughly checked and reviewed by the contractor for technical accuracy and compliance with provisions of technical instructions, specifications and assignments. The Government is the ultimate approval authority for work item specifications provided by the contractor. Data and other work products developed by the contractor for contractor’s accomplished work shall be submitted to the COR for review by NNSY for approval before beginning work on the work item submitted. NNSY requires 10 working days for review and approval. The contractor shall report any corrections necessary due to error or omission. No work may proceed without written approval of NNSY.

7.2.14.1	All work performed by the contractor shall be in accordance with written and approved (by NNSY) work packages.

7.2.15	The contractor shall submit reports as specified in this Statement of Work to the COR and also in accordance with Section J, Exhibit A CDRLs.

7.2.16	The contractor shall comply with all laws, ordinances, and regulations of Federal, State, and Local authorities regarding licenses, permits and consents that may be necessary. For any supplies or services provided pursuant to this contract, the contractor shall comply with all applicable laws and regulations, including, but not limited to, the Nuclear Regulatory Commission (NRC), the Environmental Protection Agency (EPA), the Occupational Safety and Health Act (OSHA) and associated regulations, the Department of Transportation (DOT), the Toxic Substances Control Act (TSCA) and associated regulations, radioactive waste compact, and the appropriate Agreement State (as applicable).

7.2.17	The contractor shall allow inspections on the AS-41 by (NNPP) Representatives at all reasonable times. Inspections shall include radiological control, safety, and adherence to approved work procedures. All deficiencies documented by this inspections shall be provided to the COR. Inspections may be random.

7.2.18	The contractor, shall not take possession, custody, or control of the AS-41, but shall, to the extent legally permissible, assume all risk, risk of loss, and all other incidents of ownership to the AS-41. The contractor shall be liable and responsible to the extent allowed by applicable laws and regulations in any action that may claim damages or compensation in any connection with the AS- 41 after the contractor has started work on the AS-41.

7.2.18.1	In the event of a catastrophic accident (such as hull puncture below the waterline) NNSY will provide emergency response and emergency repair of the ship to maintain seaworthiness. Contractor would be liable for ship damage.

7.2.19	The contractor shall prepare for disposal all wastes generated from the AS-41 disposal including (but not limited to) radioactive waste, Heavy Metal Bearing Equipment (HMBE) waste (HMBE mainly consists of equipment with lead components inside), and mixed waste. Storage, treatment, and/or packaging of these wastes shall be in accordance with applicable federal, state and local regulations.

N4215821C0004

7.2.19.1	Hazardous waste, including lead waste and Asbestos waste (radiological and non- radiological), PCB waste (radiological and non-radiological), and non-hazardous regulated waste (any non-radioactive waste generated from a ship that is no longer usable and, due to its hazardous or pollutant properties, requires controlled treatment/disposal), shall be handled, packaged in accordance with references (5.16, 5.22, 5.26, and 5.34).

7.2.20	Contractor shall submit a safety plan to NNSY COR for review and approval.

7.2.21	Contractor shall provide crane and rigging services for removal of items from ship and for opening and closing of the nuclear trunk hatch as needed during execution. Contractor shall submit crane plans to and have cranes be inspected by Code 700 for approval per reference 5.36.

7.2.22	All cuts or modifications to the ships hull or structure shall be per SI 009-05 (IAW) 7.2.11.

7.2.23	Welding is per SI 009-12. All weld procedures and welder qualifications shall be approved by NNSY C138.

7.2.24	Contractor shall obtain authorization for all electronic devices from NNSY per reference (5.33).

7.2.24.1	Contractors are authorized to bring the following privately owned personal electronic devices (PEDs) onto the Shipyard, but not within the CIA or secured spaces - cell phones, cell phones with PDAs embedded (including web access), PDAs (including web access), and Blackberry - type devices and Bluetooth for these devices including hands-free (ear pieces). It is required to leave these devices outside of the CIA and secured spaces.

7.2.24.2	Cameras and PEDs (including laptops) with camera, video, remote activation, and/or audio recording capabilities are prohibited on the Shipyard. Camera cell phones are permitted on the shipyard; however they cannot be brought into the CIA or into spaces where NAVSEA business is conducted.

7.2.24.3	PEDs brought within Shipyard worksites are subject to random audits. Devices found to contain government information shall be sanitized. The device shall be examined to determine if government information can be removed without destruction. If it is determined that physical destruction is the only method for sanitizing, the device shall be destroyed and the owner shall not be reimbursed for the device.

7.3	General Radiological Requirements

7.3.1	Perform all work (IAW) reference (5.3). In all disputes in the interpretation of reference (5.3) NNSY is the final authority.

7.3.1.1	Per reference (5.3) the following conditions are considered radiological incidents. If an incident occurs the contractor shall immediately suspend all work and submit a recovery plan to the COR for approval. For convenience, section numbers of reference (5.3) are listed after each incident.
7.3.1.2	External radiation exposure in excess of NAVSEA limits. (238.3 and 238.4)
7.3.1.3	Internally deposited radioactivity. (406.4)
7.3.1.4	Skin Contamination. (517.2)
7.3.1.5	Personnel exposed to airborne radioactivity. (404)

N4215821C0004

7.3.1.6	Unauthorized radioactive liquid discharge to the environment. (308.2 and 310.3)
7.3.1.7	Loss of radioactive material. (704.3)
7.3.1.8	Spread of radioactive contamination. (517.3 and 517.4)
7.3.1.9	Unmonitored exposure. (234.1.f)
7.3.1.10	Improper control of high radiation areas or exclusion areas. (226.1.g and 226.4.c)
7.3.1.11	Unauthorized disposal of radioactive waste. (including mixed waste and PCB waste). (324.2)
7.3.1.12	Improperly controlled radioactive material. (703.8.b)
7.3.1.13	Dosimetry discrepancy. (231.4.b and 233.3.g)
7.3.1.14	Any instance in which personnel radiation exposure exceeded the control levels. (106.1.a, 106.8.b or 240.8.c)

7.3.2	The contractor shall provide radiological coverage for all contractor radiological work. This includes providing Radiological Control Technicians and supervisors to ensure work is performed in a radiologically safe manner and per all requirements.

7.3.3	Contractor personnel shall be trained to perform radiological work and wear dosimetry per reference (5.3). Training is performed by NNSY.

7.3.4	Contractor personnel shall be entered into NNSYs dosimetry program and subject to the rules and regulations of the program. Personnel shall be required to complete training, pass exams and have a medical examination per reference 5.42.

7.3.5	The contractor shall provide the COR a Point of Contact (POC) listing citing all contractor personnel for Radiological Manager’s notification to NNSY RADCON, to include the following - Radiological Control Department, Radiological Waste Management, Radiation Worker Training, and Radioactive Material Control Office. (CDRL A002)

7.3.6	The contractor shall provide copies of approved technical work documents containing radiological controls to NNSY upon request.

7.3.7	Contractor is subject to radiological oversight by NNSY at all times per the Quality Assurance Plan (QASP).

7.3.8	Services are to be performed in a manner that minimizes the generation of radioactive waste and mixed waste. All radioactive waste, and mixed waste shall be handled according to federal, state, and local regulations and shall be prepped for disposal appropriately.

7.3.9	If the contractor encounters water in radiological system the water shall be controlled as follows -

7.3.9.1	If less than 1 pint then use absorbents in the containment and Radwaste. If more than a pint is encountered or expected drain water into a polybottle, provided by NNSY, and turn over to NNSY.

7.3.10	When a problem occurs that has violated or has the potential to violate the limits listed in 7.3.1 the contractor shall stop work and perform a Team Learning Session (TLS). This TLS includes a discussion (and written report) of what happened, what should have happened, what the team learned, and what actions are going to be taken to ensure that the problem shall not happen again. TLS shall include the COR and any technical representatives that the COR deems necessary.

N4215821C0004

7.3.10.1	For problems that occur but the COR does not deem significant enough to have violated the limits of 7.3.1 then the COR may only require a written report and not a full meeting.

7.4	Waste Contents/Form -

7.4.1	The contractor shall survey and sample all material for radiological and hazardous constituents prior to removal and preparation for disposal.

7.4.2	Waste material for disposal shall contain individual radionuclides or combinations of radionuclides listed in Part 61 of reference (5.2). Waste material shall meet the limits of Class A waste as defined by Part 61.55 of reference (5.2).

7.4.3	The contractor shall provide services for removal and packaging of components having unique design characteristics and for large components. All waste shall be handled according to Federal. State, and local regulations at NNSY and shall be packaged (IAW) reference (5.3) and NNSY’s provided training.

7.5	Requirements for the Acceptance of Radioactive Waste -

7.5.1	In the event of a violation concerning any waste previously accepted at the final disposal site, the contractor may be held liable to the extent that its actions or inactions caused the violation, at the discretion of the NNPP, for costs incurred to ensure the proper disposal at the final disposal facility.

7.5.2	NNSY shall only accept the following waste with prior approval and special considerations. (Mixed waste and PCB/radioactive waste shall be handled under the Mixed Waste and PCB/radioactive waste section).

1.	Heavy metal bearing equipment (HMBE) and elemental lead
2.	Radiological waste with blood.
3.	Polybottles (See 7.3.9)
4.	Aqueous filters.
5.	Biological Radwaste

7.5.3	The contractor shall perform handling, segregating and packing of radioactive solid waste (hazardous and non-hazardous). Waste is to be segregated (packed separately) based on waste streams. Mixed waste, hazardous waste, PCB waste and ORW (see 7.5.12 and 7.6.9.5) are to be packaged separately from other types of waste.

7.5.4	The contractor shall perform blocking and bracing for items that cannot be packed by hand and provide associated inspections IAW Part 393, reference (5.1). This includes building wooden decks with fire retardant wood for shipping radwaste items.

7.5.5	The contractor shall provide disposal information via technical working document or by completing a Waste Evaluation Form prior to generating any waste. Specific characterization information on the contents of each waste item shall be provided to NNSY to support later communications and disposal of the radioactive waste. (CDRL A003)

N4215821C0004

7.5.6	The contractor shall provide Objective Quality Evidence (OQE) such as radiological surveys of containers, item on-contact levels, determination that radioactive waste is not mixed waste, for radioactive waste items to verify characterization of the waste. This characterization data may be based on either appropriate process knowledge or sample analysis. This data (analysis sheets, surveys, etc.) is to be attached to the container associated with the waste items. Characterization information should be provided prior to turning over custody to NNSY. The following are required to be turned over to NNSY -

a.	Information used to serialize the container (e.g. serial numbers, tracking, etc.).
b.	Container weight (recorded in lbs).
c.	All applicable surveys (recorded in mR/hr).
d.	Inventory List for each container turned over to NNSY.
e.	If required, proof item(s) are blocked and braced satisfactory per reference 5.11.
f.	All applicable NNSY documentation (Appendix Ns for ORW waste, TWDs, etc.).
g.	Proof of satisfactory closure per manufacturer’s closure instructions. (CDRL A003)
h.	Percentage full (Only for NNSY provided Sealands, estimated to the nearest plus or minus 5 percent).

7.5.7	The contractor shall perform packaging of all radioactive waste to be transferred to NNSY. However, some types of waste need to be segregated (bagged separately). These waste streams include Mixed waste, hazardous waste, PCB waste and ORW (see 7.5.3, 7.5.12 and 7.6.9.5). For uniform radioactive debris of same characterization, debris are to be bagged prior to being packed into container. Debris with potential cut hazards, such as glass, protective bags or sharp edge protection shall be utilized prior to turning over to NNSY.

7.5.8	The contractor shall provide the necessary support to permit NNSY to visually inspect any radioactive waste prior to transfer to NNSY. This inspection shall, in some instances, require an open-container inspection of the waste to verify first-hand that no unacceptable materials are included with the radioactive waste and to ensure waste is properly identified and inventoried per work document.

7.5.9	Contractor shall provide new or like new containers and/or drums for packing waste. Containers/drums shall not be used as a shipping container; instead, these containers shall be packed into Sealands for shipment. NNSY may provide Sealands to the contractor to pack radioactive waste directly into if the contractor request a Sealand container from NNSY. Shipping containers and conveyances supplied to the NNPP sites shall be either new or refurbished and appear in a like new condition on all interior and exterior sides, including the top and bottom sides. All seals on access panels (i.e., doors and removable tops) shall be new or refurbished to be in a like new condition. Latches, door handles, chains and binders located on or attached to the container shall be in proper working order and be new or in a like new condition. The Sealand shall remain under NNSY custody during all work evolutions. The Sealand shall be used as a shipping container and shall meet the requirements of reference (5.1). The contractor shall not move, lift, or alter the NNSY provided Sealand container. The contractor shall return the Sealand to NNSY in the same state as received once packing is complete.

7.5.10	Each container of waste turned over to NNSY shall have a detailed inventory list provided. This inventory shall be a breakdown of the waste in the bag as annotated on the Technical Work Document (TWD) or Waste Evaluation Form. Be specific. Do not use general terms such as debris to describe several waste forms, such as rubber gloves, stainless steel, etc. For debris, package together, ensure it is uniform under the same waste characterization. (CDRL A003)

7.5.11	For certain pieces of equipment (i.e. vacuum canisters, chip collectors), the bagging requirements of this section are not applicable. However, an inventory shall still be provided. For heavy or large items where hand packing is not practical, block and brace as necessary.

N4215821C0004

7.5.12	Information on NNSY radiological waste streams are as follows -

a. Common Consumable Material (CCM) - Waste destined for incineration at the Vendor. Common Non-Hazardous Trade Waste.

b. Standard Radioactive Waste (SRW) - Radioactive waste stream for non-hazardous materials or recyclable metals.

c. Other Radioactive Waste (ORW) - Radioactive waste stream that consists of items that do not fit into SRW and are not mixed waste or PCB/Radioactive waste. Metal items and other special characterized items that do not fit into the SRM waste stream, Out Of Waste Acceptance Guideline (OOWAG) material which may require pre-approval from Energy Solutions or special curie content evaluation. Examples of ORW are - tanks, elemental lead, aqueous filter, asbestos, etc.

7.6	Requirements for the Generation and Acceptance of Mixed Waste -

7.6.1	Mixed Waste is Waste which is radioactive and which has been determined to be hazardous under RCRA. This includes radiological waste with PCBs.

7.6.2	The contractor shall minimize generation of mixed and/or PCB/radioactive wastes in accordance with reference 5.39.

7.6.3	The contractor shall notify NNSY Code 2380.6 and Code 308 24 hours (during normal NNSY working hours) or 56 hours (during the weekend or holidays) before generation of any mixed and/or PCB/radioactive waste generated requiring transfer to NNSY Central Accumulation Area (CAA).

7.6.4	The contractor shall submit characterization information (see step 7.5.5), the date or expected date of generation, and volume or anticipated volume of waste. (CDRL A003)

7.6.5	The contractor shall provide disposal information via technical work document or completing Waste Evaluation Form and forwarding the form to NNSY Code 2380.6, for review and approval prior to transfer of any mixed and/or PCB/radioactive wastes to NNSY CAA. Specific characterization information on the contents of each waste item shall be provided to NNSY to support later treatment and disposal of the mixed and/or PCB/radioactive waste. (CDRL A003)

7.6.6	The contractor shall provide PCB analysis sheets, chemical analysis sheets, etc. for individual mixed and/or PCB/radioactive waste items to verify characterization of the waste. This characterization data may be based on either appropriate process knowledge or sample analysis. This data (analysis sheets, surveys, etc.) is to be attached to the Appendix A associated with the waste items. Characterization information should be provided prior to the date of generation. (CDRL A003)

7.6.7	The contractor shall package all mixed and/or PCB/radioactive waste to be transferred to NNSY.

7.6.8	The contractor shall provide the necessary support to permit NNSY to visually inspect any mixed and/or PCB/radioactive waste prior to transfer to NNSY. This inspection shall, in some instances, require an open-bag inspection of the waste to verify first-hand that no unacceptable materials are included with the mixed or PCB/radioactive waste and to ensure waste is properly identified and inventoried per TWD or Appendix A. NNSY cannot accept mixed and/or PCB/radioactive waste until an on-site waste inspection has been satisfactorily performed.

N4215821C0004

7.6.9	Mixed Waste Acceptance Criteria

7.6.9.1	The following items shall not be packaged with mixed and/or PCB/radioactive waste item -

7.6.9.1.1	Free standing liquids

7.6.9.1.2	Pressurized containers

7.6.9.2	Waste items generated by contractor shall be bagged in non-PVC clear plastic bag. Examples of non-PVC plastics are polyurethane, polyethylene, and polypropylene. The use of other types of packaging materials requires NNSY approval. The weight for bagged mixed and/or PCB/radioactive waste should be kept to a maximum of 35 lbs per bag unless otherwise approved by NNSY Code 2380.6. This does not apply to vacuums or chip collectors.

7.6.9.3	Each package of waste turned over to NNSY shall have a detailed inventory list provided. This inventory shall be a breakdown of the weight percent of each component of the waste in the bag as annotated on the TWD or Waste Evaluation Form. Be specific. Do not use general terms such as debris to describe several waste forms, such as rubber gloves, absorbents, paint chips, etc. An example of a breakdown would be a bag containing 85 percent delicate task tissue wipes, 15 percent cloth diapers. (CDRL A003)

7.6.9.4	For large components and pieces of equipment (i.e. vacuum canisters, chip collectors), the bagging requirements of this section are not applicable. However, an inventory shall still be provided.

7.6.9.5	Approved Waste Streams for Mixed Waste

7.6.9.5.1	Only those mixed waste streams listed below are allowed for storage by NNSY. Each mixed waste stream is identified and the applicable EPA Waste Codes are provided.

7.6.9.5.2	Mixed Waste Requiring Organic/Characteristic Treatment (MW1) EPA Waste Codes - D001, D002, D003, D004, D005, D006, D007, D008, D009, D010, D011, D027, F002, F003, F005.

7.6.9.5.3	Mixed Waste for Macroencapsulation Treatment (MW2)

EPA Waste Codes - D004, D005, D006, D007, D008, D009, D010, D011

This waste stream consists primarily of lead, leaded alloys, brass and bronze items, cadmium plated equipment and other debris type waste.

Debris means solid material exceeding a 60mm particle size that is intended for disposal and that is - a manufactured object; or plant animal matter; or natural geologic material.

Radioactive Lead Solids (RLS) are another type of hazardous waste that requires treatment via macroencapsulation. Radioactive Lead Solids include, but are not limited to, all forms of lead shielding and other elemental forms of lead. There are no size criteria for RLS unlike the 60 mm particle size requirement for hazardous debris. As such, smaller forms of RLS such as lead shot or fines require macroencapsulation prior to disposal.

This waste stream may contain asbestos and/or regulated PCBs that are amenable for direct disposal. No free paint chips is authorized for direct disposal.

N4215821C0004

7.6.9.5.4	Mixed Waste Containing PCBs (MW3)

EPA Waste Codes - D001, D002, D003, D004, D005, D006, D007, D008, D009, D010, D011, F002, F003 and F005

This waste stream consists primarily of PCB contaminated debris, items, particulates, and sediments that may contain asbestos. This waste stream shall contain greater than or equal to 50 ppm PCBs.

7.6.9.5.5	Process knowledge and/or a representative sample analysis of the waste streams identified above shall be based on the minimum sample analyses as identified below. Any sample analysis performed shall meet the requirements of EPA Test Methods for Evaluating Solid Waste (SW-846) and analyzed for the following constituents per the stated (SW-846) test method. The number of samples for each analysis shall be determined by a contracted organization sampling analysis plan.

a.	Toxicity characteristic leaching procedure (TCLP) (Metals) - Test Method 1311

b.	Volatile Organic Compound (VOCs) - Test Method 8260

c.	Semi-Volatile Organic Compound (SVOCs) - Test Method 8270

d.	PCBs - Test Method 8082

7.6.9.5.6	PCB Bulk Product Waste (PCB1)

PCB bulk product waste is defined in 40 CFR Part 761.3. Examples of PCB bulk product waste may include certain types of cable insulation, thermal insulation, floor tiles, rubber parts, items coated with PCB- containing paint, and PCB-containing paint chips.

Only radioactive waste with PCB contamination levels greater than or equal to 50 ppm or greater than or equal to 10 ug/100cm2 (for loose surface PCB contamination) are acceptable for storage to NNSY as PCB/radioactive waste.

7.7	Radiological Reporting Requirements -

7.7.1	The contractor shall provide radiological survey results in a format acceptable per reference (5.3). (CDRL A004)

7.7.2	Asbestos waste and any asbestos containing daughter waste products originating from asbestos waste generated shall be tracked until the waste is turned over to NNSY.

7.7.3	The contractor shall provide a copy of all associated certified TWDs, Work Permits and other work documents upon completion of all work as Objective Quality Evidence (OQE) to the COR.

7.7.4	Contractor shall develop radiological release reports in accordance with reference (5.3) and acceptable to the NNSY Radiological Controls Department. (CDRL A005)

N4215821C0004

7.8	Packaging of Materials by the contractor -

7.8.1	Material shall be properly packaged, blocked and braced per local, state, federal and DOT regulations.

7.9	Radiological ReleaseRequirements -

7.9.1	In addition to the requirements of federal, state and local regulatory authorities and those specific requirements stipulated in applicable licenses, permits, and authorizations, the below stated radiological requirements apply, as indicated.

7.9.1.1	The following radiation measuring methods shall be used to determine the various radiation and/or contamination levels. All release levels and limits are per reference (5.3).

7.9.1.1.1	Gamma Scintillation surveys shall be performed with IM253 or equivalent. This is a single point survey within a ½ inch of the surface.

7.9.1.1.2	Frisk surveys shall be performed with a DT-304/PDR equipped ratemeter or instrument of equal sensitivity, with the probe held within ½ inch of the surface being scanned.

7.9.1.1.3	Solid Samples shall be analyzed by isotopic analysis using a shielded well and a High Purity Germanium (HPGe) semiconductor detector for quantitative analysis. The peaks are identified by software and compared against a standard library to determine which radionuclides are present.

7.9.1.2	The contractor shall provide copies of radiological surveys to the COR and/or NNPP site, as requested. (CDRL A004)

7.10	Radiological Work Requirements -

7.10.1	Attachment 1 lists the status of the radiological grouping of the spaces aboard the AS-41.

7.10.2	Attachment 2 lists specific tasks that should be evaluated when executing the contract.

7.10.3	Exhaust ventilation ducting upstream of HEPA filters shall not be released and shall be removed and disposed of as radioactive waste.

7.10.4	Spaces may contain signs indicating No Bunking – Radiation Areas Nearby. These signs were covered over with tape All radiological signs shall be removed and disposed of appropriately. Signs are not to be released to the public.

7.10.5	A waterborne release of the hull for unrestricted use was performed in 2017. This was documented via memo 105/0091 dated 31 May 2017.

7.10.6	The contractor shall remove the internal Radioactive Liquid Waste Tank (RLWT) while waterborne Tank is located seven (7) decks below the weather deck.

7.10.7	The contractor shall remove all non-asbestos/asbestos insulation on piping in radiological and support areas. Insulation may contain asbestos, sample and test as required for proper removal and disposal of insulation.

7.10.8	The contractor shall remove the contaminated laundry equipment. This may require making a hull cut as the equipment may be removed through the hull.

N4215821C0004

7.10.9	The contractor shall remove a long section of lead shielded piping. Pipe is encased in several inches of lead and travels through several decks and spaces. Rigging and crane services shall be required.

7.10.10	The contractor shall open and close tanks/voids as required to remove the RLWT module, which consists of several RLW tanks that shall be removed and properly disposed of.

7.10.11	The contractor shall perform radiological release which shall be performed in accordance with Reference 5.3. This includes performing surveys, sampling, taking photographs and developing the final release report. (CDRL A005) For Camera permitting see reference (5.33).

7.10.12	The handling of each radiological space (per Attachment 1) is detailed below.

7.10.12.1	For spaces identified as Group 4 per Attachment 1 the following shall be performed -

7.10.12.1.1	All furnishing, equipment, piping, conduit, cladding, insulation and interferences shall be removed from each space in preparation for release. To the maximum extent possible each space should be cleared until only the walls, floor, and ceiling remain.

7.10.12.1.2	Release is performed per the following surveys -

7.10.12.1.3	The floor shall be gridded in 4 feet x 4 feet grids. The walls above 12 feet in 6 feet x 6 feet grids and 4 feet x 4 feet grids below 12 feet . The ceiling above 12 feet in 6 feet x 6 feet grids and 4 feet x 4 feet grids below 12 feet.

7.10.12.1.4	On 100 percent of all grids perform Direct Frisks which shall verify surface contamination levels are less than 450 pCi/probe for Beta-Gamma.

7.10.12.1.5	At the center point of each 4 feet x 4 feet and 6 feet x 6 feet grid perform Gama Scintillation (HV1/PHA Mode).

7.10.12.1.6	At the center point of a random 25 percent of the 4 feet x4 feet grids perform Gamma Scintillation (HV2/Gross Mode).

7.10.12.1.7	Sampling shall be performed in all grids. Minimum of 1 sample per grid. Samples taken from areas of highest potential and differing materials (if present).

7.10.12.1.8	Contractor shall take photograph of every grid.

7.10.12.2	Spaces identified as Group 3 the following shall be performed.

7.10.12.2.1	All furnishing, equipment, piping, conduit, cladding, insulation and interferences shall be removed from each space in preparation for release. To the maximum extent possible each space should be cleared until only the walls, floor, and ceiling remain.

7.10.12.2.2	Release is performed per the following surveys-

7.10.12.2.3	The floor shall be gridded in 6 feet x 6 feet grids with one row of 6 feet x 6 feet grids measured from the floor on all walls.

7.10.12.2.4	Direct Frisks shall verify surface contamination levels are less than 450 pCi/probe for Beta-Gamma.

N4215821C0004

7.10.12.2.5	At the center point of each 6 feet x 6 feet grid perform Gamma Scintillation (HV1/PHA Mode). Gamma Scintillation shall have no discernible counts above background levels.

7.10.12.2.6	At the center point of a random 25 percent of the 6 feet x 6 feet grids perform Gamma Scintillation (HV2/Gross Mode). Gamma Scintillation shall have no discernible counts above background levels.

7.10.12.2.7	Sampling shall be performed in all grids. Minimum of 1 sample per grid. Samples taken from areas of highest potential and differing materials (if present).

7.10.12.2.8	Contractor shall take photograph of every grid.

7.10.12.3	Spaces identified as Group 2 the following shall be performed.

7.10.12.3.1	All furnishings and equipment that is not part of the ships structure shall be removed. All radiological systems shall be removed.

7.10.12.3.2	For every 10 foot by 10 foot section of floor space (or partial) choose two square areas that measure 3 feet x 3 feet squares should be located in areas with the highest potential for accumulation of NNPP. These two areas shall be 100 percent surveyed for Surface Contamination (Beta-Gamma), and Gamma Scintillation (HV1/PHA Mode).

7.10.12.3.3	Direct Frisks shall verify surface contamination levels are less than 450 pCi/probe for Beta-Gamma. Gamma Scintillation shall have no discernible counts above background levels.

7.10.12.3.4	Contractor shall take photograph of every grid.

7.10.12.3.5	Radiological systems (ventilation and piping) that run through these spaces shall first be removed and disposed of before attempting release.

7.11 Ship Stability

7.11.1	In order to execute the removal of material from the ship, a Ship’s Stability Plan shall be developed in order to maintain an adequate margin of stability and reserve buoyancy. Plan should evaluate stability condition at start and conclusion of overall work effort as well as during key intermediate times in-between so as to ensure ship’s stability, list and trim are not adversely impacted. Evaluation of ship’s changing condition during work execution should also consider impact on such items as brows, mooring lines, and temporary services. Care should be taken to compensate for weight removed from the ship by adding compensating weight or ballasting of tank(s) taking into consideration impact on ship’s overall stability, list and trim. All weight changes (removals, additions, modifications) that impact the final physical condition of the ship shall be documented in a weight report that provides the following for each item - description; weight in pounds; location in feet relative to distance above baseline (VCG), distance off centerline (TCG), and distance from midship (LCG).

7.11.2	This tasking shall be supported by an experienced Naval Architect that has been involved in the design and working plan development for construction, conversion or modernization of U.S. Naval Ships (does not include maritime ship design). The Naval Architect should have the following engineering and related skills

N4215821C0004

7.11.2.1	An in-depth understanding of ship’s hydrostatic characteristics such as longitudinal center of flotation, moment to trim, longitudinal center of buoyancy, and the effects of these characteristics on drafts, displacement and trim.

7.11.2.2	A thorough understanding of ship’s stability and the relationship between the transverse metacenter, metacentric height, cross curves of stability, moment to heel and list.

7.11.2.3	The ability to read tank capacity curve characteristics including centers of gravity and vertical moment of free surface.

7.11.2.4	Proficient in ship terminology and structural characteristics such as camber, sheer, baseline, and general ship construction.

7.11.2.5	Ability to develop weight and moment reports based on weights and centers of gravity and to analyze data to determine ship drafts, displacement, and stability.

7.12 Personnel Qualifications

7.12.1	General

7.12.1.1	All work under the terms of this contract shall be performed in an efficient and workmanlike manner by personnel who are thoroughly familiar with the type of work being performed. The contractor warrants that employees used on the work shall, on the average, be as efficient as the average employees performing similar duties in the contractor’s own organization and shall in all cases meet or exceed the minimum requirements set forth for the respective labor categories.

7.12.1.2	The contractor shall be responsible for employing appropriate professionally and technically qualified personnel to perform the tasks outlined herein. The contractor shall have the qualified personnel, organization and administrative control necessary to ensure that the finished products shall conform to each task order. If the Contracting Officer questions the qualifications or competence of any person(s) performing the contract, the burden of proof to sustain the person(s) is (are) qualified as prescribed herein shall be upon the contractor.

7.12.1.3	The level of skill, education, and experience of the personnel required to perform this effort shall meet the minimums specified below. Personnel assigned for performance of a task to be ordered under this contract shall meet the minimum qualifications for the respective labor category under which they are charged.

7.12.2	Minimum Qualifications

7.12.2.1	Contractor shall demonstrate the ability to provide Key personnel assigned to or utilized by the contractor in the performance of this contract. The Government’s desire is for each Key personnel, as a minimum, meet the experience, educational, or other in background requirements below, with-in section 7.12.3, and be fully capable of performing the contemplated functions of the respective labor categories in an efficient, reliable, and professional manner.

7.12.2.2	The Government reserves the right to request the qualifications or competence of any person performing under this contract and the burden of proof to sustain that person is qualified as prescribed herein shall be upon the contractor.

N4215821C0004

7.12.2.3	The contractor shall be responsible for employing trained management, technical, and other personnel to perform work outlined. The contractor shall have the personnel, organization, and administrative control necessary to ensure that the services they perform meet all requirements specified in the delivery orders. The work history of each contractor employee shall contain experiences directly related to the tasks and functions they are intended to perform prior to performing services under the contract. Further, these prior work experiences shall be of sufficient variety and duration that the employee is able to effectively and efficiently perform the tasks and functions they shall be assigned.

7.12.2.3.1	Training and qualification requirements apply to any subcontractors in the same manner with no exceptions.

7.12.3	Radiological training and licensing Requirements

7.12.3.1	All contractors performing radiological work shall be trained familiarized, and/or certified per Article 106 of reference (5.3). Certification may include written and/or practical examinations. (CDRL A006)

7.12.3.2	Minimum requirements for passing all examinations is per Article 106 of reference (5.3). Personnel who do not achieve a minimum passing score shall require retraining and reexamination. Personnel who fail multiple examinations and/or have a significant failure (i.e. less than 60 percent) shall be required to be replaced unless a specific request is made for individuals who are deemed difficult to replace. Requests shall be approved by NNSY.

7.12.3.3	Before attending the shipyard provided training contractor employees shall have successfully completed DOE training as follows. Training shall be documented and submitted to the COR and RADCON. All training shall meet the requirements of 10 CFR 835. (CDRL A006)

7.12.3.4	Radiological Control Technicians (RCTs) and Supervisor Radiological Control Technicians (SRCTs) shall be trained per DOE Handbook 1122-2009.

7.12.3.5	All other workers shall be trained per DOE Handbook 1130-2008.

7.12.3.6	Radiation Workers shall be trained per Article 106.1.b of reference (5.3). Radiation workers who shall be handling/packaging radioactive material shall require additional training per Article 106.1.b of the same reference. Training shall include a one man day training course provided by the shipyard.

7.12.3.6.1	Academic Requirements - All personnel in this group shall be graduates of a high school, trade, or industrial school, or correspondence school as a minimum.

7.12.3.6.2	Specialized Experience Requirements (in area of assigned cognizance) Minimum of one (1) years practical experience, at a professional level, in responsible duties, additionally a minimum of one (1) years radiological controls experience involving radiological decommissioning and waste generation.

N4215821C0004

7.12.3.7	Contamination Workers shall be trained per Article 106.1.c of reference (5.3). Additional training needed shall be based on the specific skill-set to be utilized (catch, drape, etc.). Training shall include up to a three man day course provided by NNSY dependent upon the specific additional training needed.

7.12.3.7.1	Academic Requirements - All personnel in this group shall be graduates of a high school, trade, or industrial school, or correspondence school as a minimum.

7.12.3.7.2	Specialized Experience Requirements (in area of assigned cognizance) - Minimum of three (3) years practical experience, at a professional level, in responsible duties, additionally a minimum of two (2) years radiological controls experience involving radiological decommissioning and waste generation.

7.12.3.8	Radiological Control Technicians (RCTs) shall receive familiarization training on Article 106.2.a of Reference 5.3 and Reference 5.41. Training shall include a three man-day course provided by NNSY.

7.12.3.8.1	Academic Requirements - All personnel in this group shall be graduates of a high school, trade, or industrial school, or correspondence school where, as a minimum, credits were received in all of the following - algebra, plane geometry, trigonometry, and physics.

7.12.3.8.2	Specialized Experience Requirements (in area of assigned cognizance) - Minimum of three (3) years practical radiological experience, at a professional level, in responsible duties, additionally a Minimum of one (1) years radiological controls experience involving radiological release and waste generation.

7.12.3.9	Supervisor Radiological Control Technicians (SRCTs) shall receive familiarization training on Article 106.2.a of Reference 5.3 and Reference 5.41. Training shall include a three man-day course provided by NNSY.

7.12.3.9.1	Academic Requirements - All personnel in this group shall be graduates of a high school, trade, or industrial school, or correspondence school where, as a minimum, credits were received in all of the following algebra, plane geometry, trigonometry, and physics.

7.12.3.9.2	Specialized Experience Requirements (in area of assigned cognizance) - Minimum of five (5) years practical radiological experience, at a professional level, in responsible duties, additionally a Minimum of three (3) years radiological controls experience involving radiological release and waste generation.

7.12.3.10	Engineers and others that write the technical work instructions shall be trained per reference (5.3) meeting the requirements or Article 112. Contractors shall provide a detailed training plan for their technical writers or those writers shall attend a two man- day training course provided by the shipyard. (CDRL A006)

N4215821C0004

7.12.3.10.1	Academic Requirements - Shall have a Professional Engineer’s License, (as appropriate to assigned cognizance), or A Bachelor’s degree in Engineering (as appropriate to assigned cognizance). A degree in Engineering Technology is not considered equivalent to the required Bachelor of Engineering Degree.

7.12.3.10.2	Specialized Experience Requirements (in area of assigned cognizance) -A minimum of five (5) years practical design engineering experience, at a professional level, in responsible engineering duties, additionally a Minimum of three (3) years radiological controls experience involving radiological release, radiological facility decommissioning, and waste generation.

7.12.3.11	Naval Architect Academic Requirements - Shall have a Professional Engineer’s License, (as appropriate to assigned cognizance), or A Bachelor’s degree in Naval Architecture or Engineering (as appropriate to assigned cognizance). A degree in Engineering Technology is not considered equivalent to the required Bachelor of Engineering Degree.

7.12.3.11.1	A minimum of five (5) years practical design experience, at a professional level, in responsible duties, including the following which may have been gained concurrently. Minimum of three (3) years progressive design experience (within last five (5) years) involving design, working plan development, construction, modernization, overhaul, conversion, maintenance and repair of a variety of vessels including determining dimensions/hull type, powering requirements, layout, structural and stability analyses, design plans, specifications, hydrostatics, testing, technical reviews of contractor designs and specifications, and feasibility studies.

7.13 Required Standard of Workmanship

7.13.1	Unless otherwise specifically provided in the contract, the quality of all services rendered hereunder shall conform to the highest standards in the relevant profession, trade or field of endeavor. All services shall be rendered by or supervised directly by individuals fully qualified in the relevant profession, trade or field, and holding any licenses required by law and regulation.

7.13.2	For the purpose of the clause, the highest standards shall be the generally prevailing standards in the radioactive decontamination and demolition industry. In the event an industry-recognized authority subsequently issues a generally accepted standard for the industry, contractor’s services shall, as a minimum, meet such a standard.

7.14 Prior Written Permission Required for All Subcontracts

7.14.1	Any changes in subcontractors, additions of subcontractors, or change in the processes performed by subcontractors shall be approved by the Contracting Officer prior to the change or addition. A contractor’s request to change or add subcontractors or subcontracted processes shall include the Technical Capability Information from the solicitation, which is delineated in the 52.215-1 Instructions to Offerors provision of the solicitation, about the subcontractor(s) covered by the request. (CDRL A007)

7.15 Points of Contact (POC)

Danielle Segal, Code 2300 POC
Phone - 757-817- 0545
Email - Danielle.segal@navy.mil

Bob Marchant, Contracting Officer’s Representative (COR)

N4215821C0004

Phone - 757-800- 5454
Email - Robert.w.Marchant@navy.mil

Mark Anderson, Alternate COR (ACOR)
Phone - 757-846-1473
Email - Mark.C.Anderson1@navymil

Charles McClaugherty, Safety POC
Phone - 757-613-5655
Email - Charles.V.Mcclaughe1@navy.mil

CLAUSES INCORPORATED BY REFERENCE

C-211-H019	COMMONALITY AND STANDARDIZATION (NAVSEA) FEB 2019 (FEB 2019)

CLAUSES INCORPORATED BY FULL TEXT

C-202-H001 ADDITIONAL DEFINITIONS–BASIC (NAVSEA) (OCT 2018)

(a) Department - means the Department of the Navy.

(b) Commander, Naval Sea Systems Command - means the Commander of the Naval Sea Systems Command of the Department of the Navy or his duly appointed successor.

(c) References to The Federal Acquisition Regulation (FAR) - All references to the FAR in this contract shall be deemed to also reference the appropriate sections of the Defense FAR Supplement (DFARS), unless clearly indicated otherwise.

(d) National Stock Numbers - Whenever the term Federal Item Identification Number and its acronym FIIN or the term Federal Stock Number and its acronym FSN appear in the contract, order or their cited specifications and standards, the terms and acronyms shall be interpreted as National Item Identification Number (NIIN) and National Stock Number (NSN) respectively which shall be defined as follows:

(1) National Item Identification Number (NIIN). The number assigned to each approved Item Identification under the Federal Cataloging Program. It consists of nine numeric characters, the first two of which are the National Codification Bureau (NCB) Code. The remaining positions consist of a seven digit non-significant number.

(2) National Stock Number (NSN). The National Stock Number (NSN) for an item of supply consists of the applicable four-position Federal Supply Class (FSC) plus the applicable nine-position NIIN assigned to the item of supply.

(End of text)

N4215821C0004

C-204-H001 USE OF NAVY SUPPORT CONTRACTORS FOR OFFICIAL CONTRACT FILES (NAVSEA) (OCT 2018)

(a) NAVSEA may use a file room management support contractor, hereinafter referred to as “the support contractor”, to manage its file room, in which all official contract files, including the official file supporting this procurement, are retained. These official files may contain information that is considered a trade secret, proprietary, business sensitive or otherwise protected pursuant to law or regulation, hereinafter referred to as “protected information”. File room management services consist of any of the following: secretarial or clerical support; data entry; document reproduction, scanning, imaging, or destruction; operation, management, or maintenance of paper- based or electronic mail rooms, file rooms, or libraries; and supervision in connection with functions listed herein.

(b) The cognizant Contracting Officer will ensure that any NAVSEA contract under which these file room management services are acquired will contain a requirement that:

(1) The support contractor not disclose any information;

(2) Individual employees are to be instructed by the support contractor regarding the sensitivity of the official contract files;

(3) The support contractor performing these services be barred from providing any other supplies and/or services, or competing to do so, to NAVSEA for the period of performance of its contract and for an additional three years thereafter unless otherwise provided by law or regulation; and,

(4) In addition to any other rights the contractor may have, it is a third party beneficiary who has the right of direct action against the support contractor, or any person to whom the support contractor has released or disclosed protected information, for the unauthorized duplication, release, or disclosure of such protected information.

(c) Execution of this contract by the contractor is considered consent to NAVSEA’s permitting access to any information, irrespective of restrictive markings or the nature of the information submitted, by its file room management support contractor for the limited purpose of executing its file room support contract responsibilities.

(d) NAVSEA may, without further notice, enter into contracts with other contractors for these services. Contractors should enter into separate non-disclosure agreements with the file room contractor. Contact the Procuring Contracting Officer for contractor specifics. However, any such agreement will not be considered a prerequisite before information submitted is stored in the file room or otherwise encumber the government.

(End of text)

C-211-H001 ACCESS TO THE VESSEL(S) (NAVSEA) (OCT 2018)

Officers, employees and associates of other prime Contractors with the Government and their subcontractors, shall, as authorized by the Supervisor, have, at all reasonable times, admission to the plant, access to the vessel(s) where and as required, and be permitted, within the plant and on the vessel(s) required, to perform and fulfill their respective obligations to the Government. The Contractor shall make reasonable arrangements with the Government or Contractors of the Government, as shall have been identified and authorized by the Supervisor to be given admission to the plant and access to the vessel(s) for office space, work areas, storage or shop areas, or other facilities and services, necessary for the performance of the respective responsibilities involved, and reasonable to their performance.

(End of text)

N4215821C0004

C-211-H004 HEAVY WEATHER PLAN (NAVSEA) (OCT 2018)

(a) In order to ensure that Naval vessel(s), material and Government property are protected during destructive weather such as gales, storms, hurricanes, high winds, heavy snow, ice and high water, the Contractor is required to have a written Heavy Weather Plan (HWP) which assigns responsibilities and prescribes actions to be taken on the approach of and during heavy weather conditions as delineated in NAVSEA Standard Item (SI) 009-69 dated 18 November 2016. A copy of Standard Item (SI) 009-69 can be obtained from via the internet by going to: http://www.navsea.navy.mil/Home/RMC/CNRMC/OurPrograms/SSRAC/NSI/ and selecting the NAVSEA Standard Items (NSI) tab then select the applicable FY standard item link and then select SI 009-69. In accordance with SI 009- 69, the Contractor shall furnish to the cognizant Regional Maintenance Center (RMC), a copy of such HWP, and shall make such changes in the plan as the RMC considers necessary and reasonable to protect and care for vessel(s), material and Government property.

(b) In the event the RMC directs the Contractor to implement the HWP pursuant to SI 009-69 the Contractor may submit to the Contracting Officer a request for reimbursement for costs resulting from such actions together with any documentation that the Contracting Officer may reasonably require. The Government shall reimburse the Contractor for all reasonable, allowable and allocable costs resulting from the Contractor’s implementation of the HWP based on such Government direction.

(End of text)

C-211-H005 PLANT PROTECTION (NAVSEA) (OCT 2018)

(a) In accordance with NAVSEA STANDARD ITEM (SI) 009-72, ( PERMA-FIX          ) the Contractor shall develop, maintain, and implement, as necessary, a Plant Protection Plan (                 ) which prescribes the actions and procedures and assigns responsibilities for actions to be taken to provide adequate protection of the ship(s) and the materials and equipment to be installed therein. A copy of SI 009-72 can be obtained from the purchasing office representative listed in Section G of the contract or via the internet by going to http://www.navsea.navy.mil/Home/RMC/CNRMC/OurPrograms/SSRAC/NSI/ and selecting the NAVSEA Standard Items (NSI) tab then select the applicable FY standard item link and then select SI 009-72.

(b) The Contractor shall establish and maintain, for its plant and the work in process under this contract, physical security boundaries and other security measures to provide safeguards against hazards, including unauthorized entry, malicious mischief, theft, espionage, sabotage, and terrorism to U.S. Naval Vessels and their crews, in accordance with SI 009-72 and Attachment A thereto. The Contractor shall also provide reasonable safeguards against vandalism and fire.

(c) The Contractor shall meet the requirements of Force Protection Condition NORMAL (as defined in SI 009-72) at all times. In addition, and in accordance with SI 009-72, the Contractor shall meet the requirements of increased levels of Force Protection as may be required or approved by the Contracting Officer, or when notified by the Supervisor, for the protection of its plant and the work in process under this contract against any threats including terrorism, espionage, sabotage, and enemy action.

(d) At the Supervisor’s discretion, the Contractor and the Supervisor shall negotiate a cost rate agreement applicable to each level of increased Force Protection above the NORMAL level. In addition to material costs, the labor cost rates shall be negotiated using the contractor’s and the Supervisor’s accepted common business practices. The labor and material costs to the Contractor for all safeguards so required or approved shall, to the extent allowable and allocable to this contract, be reimbursed to the Contractor in the same manner as if the Contractor has furnished such safeguards pursuant to a change order issued under the clause of this contract entitled “Changes—Fixed Price” (FAR 52.243-1) or “Changes—Cost-Reimbursement” (FAR 52.243-2), as applicable. Such costs shall not include any allowance on account of overhead expense, except shop overhead charges incident to the construction or installation of such devices or equipment.

N4215821C0004

(e) Upon payment, in accordance with the Payments provision of this contract, by the Government of the cost to the Contractor for any device or equipment required or approved under paragraph (c) above, title thereto shall vest in the Government, and the Contractor shall comply with the instructions of the Contracting Officer respecting the identification and disposition thereof. No part or item of any such devices or equipment shall be or become a fixture by reason of affixation to any realty not owned by the Government.

(f) The plant protection plan and rate agreements required by this requirement shall be completed and implemented, within sixty (60) days of contract award for new construction and prior to ship arrival for conversion, repair or overhaul.

(End of text)

C-211-H008 QUALIFICATION OF CONTRACTOR NON-DESTRUCTIVE TESTING (NDT) PERSONNEL (NAVSEA) (OCT 2018)

(a) The Contractor and any Non-destructive Testing (NDT) subcontractor shall utilize for the performance of required NDT, only Level I, II and III personnel currently certified in accordance with NAVSEA Technical Publication T9074-AS-GIB-010/271, Revision 1 of 11 September 2014. Documentation pertaining to the qualification and certification of NDT personnel shall be made available to the Contracting Officer for review upon request.

(b) These requirements do not apply with respect to nuclear propulsion plant systems and other matters under the technical cognizance of the Office of Navy Nuclear Propulsion (NAVSEA 08). Because of health and safety considerations, such matters will continue to be handled as directed by NAVSEA 08.

(End of text)

C-211-H011 USE OF POWER GRINDERS AND SAWS (NAVSEA) (OCT 2018)

(a) All portable pneumatic grinders or reciprocating saws that are to be used on reactor plant material or equipment or used within the reactor compartment shall be equipped with safety lock-off devices. In addition, the Contractor agrees that all portable pneumatic grinders or reciprocating saws that it purchases or acquires subsequent to the date of this contract, for use in performance of this contract in Naval workplace areas shall be equipped with safety lock-off devices.

(b) A “safety lock-off device” is any operating control which requires positive action by the operator before the tool can be turned on. The lock-off device shall automatically and positively lock the throttle in the off position when the throttle is released. Two consecutive operations by the same hand shall be required first to disengage the lock-off device and then to turn on the throttle. The lock-off device shall be integral with the tool, shall not adversely affect the safety or operating characteristics of the tool, and shall not be easily removable.

(c) Devices, such as a “dead man control” or “quick-disconnect”, which do not automatically and positively lock the throttle in the off position when the throttle is released, are not safety lock-off devices.

(End of text)

N4215821C0004

C-211-H016 SPECIFICATIONS AND STANDARDS (NAVSEA) (OCT 2018)

(a) Definitions.

(i) A “zero-tier reference” is a specification, standard, or drawing that is cited in the contract (including its attachments).

(ii) A “first-tier reference” is either: (1) a specification, standard, or drawing cited in a zero-tier reference, or (2) a specification cited in a first-tier drawing.

(b) Requirements. All zero-tier and first-tier references, as defined above, are mandatory for use. All lower tier references shall be used for guidance only unless specifically identified below.

None

(End of text)

C-211-H017 UPDATING SPECIFICATIONS AND STANDARDS (NAVSEA) (DEC 2018)

The contractor may request that this contract be updated to include the current version of the applicable specification or standard if the update does not affect the form, fit or function of any deliverable item or increase the cost/price of the item to the Government. The contractor should submit update requests to the Procuring Contracting Officer with copies to the Administrative Contracting Officer and cognizant program office representative for approval. The contractor shall perform the contract in accordance with the existing specifications and standards until notified of approval/disapproval of its request to update by the Procuring Contracting Officer. Any approved alternate specifications or standards will be incorporated into the contract.

(End of text)

C-211-H018 APPROVAL BY THE GOVERNMENT (NAVSEA) (JAN 2019)

Approval by the Government as required under this contract and applicable specifications shall not relieve the Contractor of its obligation to comply with the specifications and with all other requirements of the contract, nor shall it impose upon the Government any liability it would not have had in the absence of such approval.

(End of text)

C-211-H020 PROTECTION OF THE VESSEL (NAVSEA) (MAR 2019)

(a) The Contractor shall exercise reasonable care, as agreed upon with the Supervisor, to protect the vessel from fire, and shall maintain a system of inspection over the activities of its welders, burners, riveters, painters, pipe fitters, and similar workers, and of its subcontractors, particularly where such activities are undertaken in the vicinity of the vessel’s magazines, fuel oil tanks, or store rooms containing inflammable materials. All ammunition, fuel oil, motor fuels, and cleaning fluids shall have been off-loaded and the tanks cleaned, except as may be mutually agreed upon between the Contractor and the Supervisor prior to work on the vessel by the Contractor. Fire hose lines shall be maintained by the Contractor ready for immediate use on the vessel at all times while the vessel is berthed alongside the Contractor’s pier or in dry dock. All tanks under alteration or repair shall be cleaned, washed, and steamed out or otherwise made safe to the extent necessary, and the Contractor shall furnish the vessel’s Gas Free Officer and the Supervisor with a “Gas Chemists’ Certificate” before any hot work is done. The Contractor shall maintain a fire watch aboard the vessel in areas where the Contractor is working. All other fire watches aboard the vessel shall be the responsibility of the Government.

N4215821C0004

(b) Except as otherwise provided in contractually invoked technical specifications or NAVSEA furnished directives, while the vessel is at the Contractor’s plant and when the temperature becomes as low as thirty-five degrees Fahrenheit, the Contractor shall assist the Government when requested in keeping all pipe-lines, fixtures, traps, tanks, and other receptacles on the vessel drained to avoid damage from freezing, or if this is not practicable, the vessel shall be kept heated to prevent such damage. The vessel’s stern tube and propeller hubs shall be protected by the Contractor from frost damage by applied heat through the use of a salamander or other proper means.

(c) The work shall, whenever practicable, be performed in such manner as not to interfere with the work performed by military personnel attached to the vessel, and provisions shall be made so that personnel assigned shall have access to the vessel at all times, it being understood that such personnel will not unduly interfere with the work of the Contractor’s workmen.

(d) The Contractor shall at all times keep the site of the work on the vessel free from accumulation of waste material or rubbish caused by its employees, or the work performed by the Contractor in accordance with this contract, and at the completion of such work shall remove all rubbish from and about the site of the work, and shall leave the work in its immediate vicinity “broom clean”, unless more exactly specified by the Supervisor.

(End of Text)

C-215-H002 CONTRACTOR PROPOSAL (NAVSEA) (OCT 2018)

(a) Performance of this contract by the Contractor shall be conducted and performed in accordance with the detailed obligations to which the Contractor committed itself in Proposal EX-MCKEE - Article 520 Release dated 22 March 2021 in response to Solicitation No. N4215821R0003.

(b) The technical volume(s) of the Contractor’s proposal is(are) hereby incorporated by reference and made subject to the “Order of Precedence” (FAR 52.215-8) clause of this contract. Under the “Order of Precedence” clause, the technical volume(s) of the Contractor’s proposal referenced herein is (are) hereby designated as item (f) of the clause, following “the specifications” in the order of precedence.

(End of text)

C-217-H005 GROWTH AND NEW WORK (NAVSEA) (JAN 2019)

(a) The Contractor is required to notify the Contracting Officer via email regarding growth and new work within 30 days of discovery:

(1) of any apparent errors or omissions in the contract (SF 33, specifications, drawings, etc.); and,

(2) of any/all conflicts between the contract package and actual conditions observed during ship check(s) and/or contract execution.

(b) Growth work is synonymous with over and above work, which is described in DFARS 252.217-7028, Over and Above Work and it provides the process for adjudication.

N4215821C0004

(c) New work is distinguished from over and above work and is outside the scope of the competitively procured requirement. New work will be approved in accordance with FAR Part 6 and associated policies and procedures.

(d) The Government will NOT negotiate modifications to increase the contract price to address errors or omissions to the contract package which were reasonably apparent to the contractor prior to proposal submission.

(End of Text)

C-222-H001 ACCESS TO THE VESSELS BY NON-U.S. CITIZENS (NAVSEA) (APR 2019)

(a) No person not known to be a U.S. citizen shall be eligible for access to naval vessels, work sites and adjacent areas when said vessels are under construction, conversion, overhaul, or repair, except upon a finding by COMNAVSEA or his designated representative that such access should be permitted in the best interest of the United States. The Contractor shall establish procedures to comply with this requirement and NAVSEAINST 5510.2D.

(b) If the Contractor desires to employ non-U.S. citizens in the performance of work under this contract or agreement that requires access as specified in paragraph (a) of this requirement, approval must be obtained prior to access for each contract or agreement where such access is required. To request such approval for non-U.S. citizens of friendly countries, the Contractor shall submit to the cognizant Contract Administration Office (CAO), an Access Control Plan (ACP) which shall contain as a minimum, the following information:

(1) Badge or Pass oriented identification, access, and movement control system for non-U.S. citizen employees with the badge or pass to be worn or displayed on outer garments at all times while on the Contractor’s facilities and when performing work aboard ship.

(i) Badges must be of such design and appearance that permits easy recognition to facilitate quick and positive identification.

(ii) Access authorization and limitations for the bearer must be clearly established and in accordance with applicable security regulations and instructions.

(iii) A control system, which provides rigid accountability procedures for handling lost, damaged, forgotten or no longer required badges, must be established.

(iv) A badge or pass check must be performed at all points of entry to the Contractor’s facilities or by a site supervisor for work performed on vessels outside the Contractor’s plant.

(2) Contractor’s plan for ascertaining citizenship and for screening employees for security risk.

(3) Data reflecting the number, nationality, and positions held by non-U.S. citizen employees, including procedures to update data as non-U.S. citizen employee data changes, and pass to cognizant CAO.

(4) Contractor’s plan for ensuring subcontractor compliance with the provisions of the Contractor’s ACP.

(5) These conditions and controls are intended to serve as guidelines representing the minimum requirements of an acceptable ACP. They are not meant to restrict the Contractor in any way from imposing additional controls necessary to tailor these requirements to a specific facility.

N4215821C0004

(c) To request approval for non-U.S. citizens of hostile and/or communist-controlled countries (listed in Department of Defense Industrial Security Manual, DOD 5220.22-M or available from cognizant CAO), Contractor shall include in the ACP the following employee data: name, place of birth, citizenship (if different from place of birth), date of entry to U.S., extenuating circumstances (if any) concerning immigration to U.S., number of years employed by Contractor, position, and stated intent concerning U.S. citizenship. COMNAVSEA or his designated representative will make individual determinations for desirability of access for the above group. Approval of ACP’s for access of non-U.S. citizens of friendly countries will not be delayed for approval of non-U.S. citizens of hostile communist- controlled countries. Until approval is received, Contractor must deny access to vessels for employees who are non- U.S. citizens of hostile and/or communist-controlled countries.

(d) The Contractor shall fully comply with approved ACPs. Noncompliance by the Contractor or subcontractor serves to cancel any authorization previously granted, in which case the Contractor shall be precluded from the continued use of non-U.S. citizens on this contract or agreement until such time as the compliance with an approved ACP is demonstrated and upon a determination by the CAO that the Government’s interests are protected. Further, the Government reserves the right to cancel previously granted authority when such cancellation is determined to be in the Government’s best interest. Use of non-U.S. citizens, without an approved ACP or when a previous authorization has been canceled, will be considered a violation of security regulations. Upon confirmation by the CAO of such violation, this contract, agreement or any job order issued under this agreement may be terminated or default in accordance with the clause entitled “Default (Fixed-Price Supply and Service)” (FAR 52.249-8), “Default (Fixed-Price Research and Development)” (FAR 52.249-9) or “Termination (Cost Reimbursement)” (FAR 52.249- 6), as applicable.

(e) Prime Contractors have full responsibility for the proper administration of the approved ACP for all work performed under this contract or agreement, regardless of the location of the vessel, and must ensure compliance by all subcontractors, technical representatives and other persons granted access to U.S. Navy vessels, adjacent areas, and work sites.

(f) In the event the Contractor does not intend to employ non-U.S. citizens in the performance of the work under this contract, but has non-U.S. citizen employees, such employees must be precluded from access to the vessel and its work site and those shops where work on the vessel’s equipment is being performed. The ACP must spell out how non-U.S. citizens are excluded from access to contract work areas.

(g) The same restriction as in paragraph (f) above applies to other non-U.S. citizens who have access to the Contractor’s facilities (e.g., for accomplishing facility improvements, from foreign crewed vessels within its facility, etc.) except that, with respect to access to the vessel and worksite, the restrictions shall not apply to uniformed U.S. Navy personnel who are non-U.S. citizens and who are either assigned to the ship or require access to the ship to perform their duties.

(End of text)

C-223-H002 SAFETY, HEALTH AND FIRE REQUIREMENTS FOR SHIP REPAIR (NAVSEA) (JAN 2019)

(a) Attention of the Contractor is directed to the Occupational Safety and Health Act of 1970 (29 USC 651-678), and to the Safety and Health Regulations for Ship Repairing (29 CFR 1915), promulgated under Public Law 85-742, amending Section 41 of the Longshoremen’s and Harbor Workers’ Compensation Act (33 USC 941), and adopted by the Department of Labor as occupational safety or health standards under Section 6(a) of the Occupational Safety and Health Act of 1970 (See 29 CFR 1910.13). These regulations apply to all ship repair and related work, as defined in the regulations performed under this contract on the navigable waters of the United States including any dry dock and marine railway. Nothing contained in this contract shall be construed as relieving the Contractor from any obligations which it may have for compliance with the aforesaid regulations.

(b) SAFETY INSPECTOR/FIRE MARSHAL: In addition to the safety standards provided in the specifications, the contractor is responsible for providing an experienced Safety Inspector/Fire Marshal who will accomplish daily inspections of the Contractor’s entire work area on the ship, together with the Contracting Office’s Safety Representative. This Inspector or Fire Marshal shall not be one of the Contractor’s supervisors or superintendents normally assigned to the ship and shall be identified in the contractor’s approved Safety Plan.

N4215821C0004

(c) PERSONAL PROTECTIVE EQUIPMENT: Whenever work is performed aboard U.S. Naval Ships or vessels at piers or dry docks of a Naval Shipyard or Naval Station, Contractor employees (including management personnel) shall have and use at all times the following personal protective equipment:

(1) Protective hard hats that meet the following specifications:

(i) Protective helmets purchased after July 5, 1994 shall comply with ANSI Z89.1-1986, “American National Standard for Personnel Protection-Protective Headwear for Industrial Workers-Requirements,” or shall be demonstrated by the Contractor to be equally effective.

(ii) Protective helmets purchased before July 5, 1994 shall comply with ANSI Standard “American National Standard Safety requirements for Industrial Head Protection,” Z89.1-1969, or shall be demonstrated by the employer to be equally effective. [Ref. 29 CFR 1910.135 Head Protection]

(2) Approved type Plano or prescription glasses meeting the following specifications:

(i) Protective eye and face devices purchased after July 5, 1994 shall comply with ANSI standard Z87.1- 1989, “American National Standard Practice for Occupational and Educational Eye and Face Protection”, or shall be demonstrated by the employer to be equally effective.

(ii) Protective eye and face devices purchased before July 5, 1994 shall comply with ANSI “USA standard for Occupational and Educational Eye and Face Protection”, Z87.1-1968, or shall be demonstrated by the employer to be equally effective. [Ref. 29 CRF 1910.133 Protective eye and face devices.]

(3) Safety toe shoes, with built-in protective toe box that meet the following specifications:

(i) Protective footwear purchased after July 5, 1994 shall comply with ANSI Standard Z41-1991, “American National Standard for Personal Protection-Protective Footwear”, or shall be demonstrated by the employer to be equally effective.

(ii) Protective footwear purchased before July 5, 1994 shall comply with the ANSI standard “USA Standard for Men’s Safety Toe Footwear”, Z41.1 1967, or shall be demonstrated by the employer to be equally effective [Ref. 29 CFR 1910.136 Protective eye and face devices.]

(End of text)

C-223-H004 MANAGEMENT AND DISPOSAL OF HAZARDOUS WASTE (NAVSEA) (MAR 2019)

(a) General

(1) The Contractor shall comply with the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), 10 U.S.C. 7311 and all other applicable Federal, State and local laws, codes, ordinances and regulations for the management and disposal of hazardous waste.

(2) Nothing contained in this special contract requirement shall relieve the Contractor from complying with applicable Federal, State, and local Laws, codes, ordinances, and regulations, including obtaining licenses and permits, giving notices and submitting reports, in connection with hazardous waste management and disposal in the performance of this contract. Nothing contained herein shall serve to alter either party’s liability or responsibility under CERCLA.

(3) Materials contained in ship systems are not waste until after removal from the system.

N4215821C0004

(b) Identification of Hazardous Wastes - of this contract identifies the types and amounts of hazardous wastes that are required to be removed by the Contractor, or that are expected to be generated, during the performance of work under this contract.

(c) Generator Identification Numbers

(1) Documentation related to hazardous waste generated solely by the physical actions of ship’s force or Navy employees on board the vessel shall only bear a generator identification number issued to the Navy pursuant to applicable law.

(2) Documentation related to hazardous waste generated solely by the physical actions of Contractor personnel shall only bear a generator identification number issued to the Contractor pursuant to applicable law. Regardless of the presence of other materials in or on the shipboard systems or structures which may have qualified a waste stream as hazardous, where the Contractor performs work on a system or structure using materials (whether or not the use of such materials was specified by the Navy) which by themselves would cause the waste from such work to be a hazardous waste, documentation related to such waste shall only bear a generator identification number issued to the Contractor.

(3) Documentation related to hazardous waste generated by the combined physical actions of Navy and Contractor personnel shall bear a generator identification number issued to the Contractor pursuant to applicable law and shall also cite in the remarks block a generator identification number issued to the Navy pursuant to applicable law.

(4) Notwithstanding paragraphs (c)(1) - (c)(3) above, hazardous wastes are considered to be co-generated in cases where: (a) the Contractor merely drains a system and such drainage creates hazardous waste or (b) the Contractor performs work on a system or structure using materials which by themselves would not cause the waste from such work to be hazardous waste but such work nonetheless creates a hazardous waste. Documentation related to such co-generated waste shall bear a generator identification number in accordance with the provisions of paragraph (c)(3) above.

(5) In the event of a failure by the parties to agree to the assignment of a generator identification number to any hazardous waste as set forth in paragraphs (c)(1) through (c)(4) above, the Government may direct which party or parties shall provide generator identification numbers for the waste and such number(s) shall be used on all required documentation. Any disagreement with this direction shall be a dispute within the meaning of clause of this contract entitled “Disputes” (FAR 52.233-1). However, the Contractor shall not stop any work but shall continue with performance of all work under this contract as specified in the “DISPUTES” clause.

(6) Hazardous Waste Manifests - For wastes described in (c)(2), (c)(3), and (c)(4) above (and (c)(5) as applicable), the Contractor shall sign the generator certification on the Uniform Hazardous Waste Manifest whenever use of the Manifest is required for disposal. The Contractor shall obtain _______concurrence with the categorization of wastes under paragraphs (c)(3) and (c)(4) above before completion of the manifest. Manifests prepared pursuant to paragraph (c)(1) above shall be presented to the _______for completion after the hazardous waste has been identified.

(7) For purposes of paragraphs (c)(2) and (3) herein, if the Contractor, while performing work at a Government facility, cannot obtain a separate generator identification number from the State in which the availability will be performed, the Contractor shall notify_______ within 3 business days of receipt of written notification by the State. After obtaining ________approval, the Contractor shall use the Navy site generator identification number and insert in the remarks block the contractor generator identification number issued for the site where his main facilities are located. For purposes of paragraph (c)(1) herein, if the work is being performed at a contractor facility and the Government cannot obtain a separate generator identification number for the State, the Government shall use the Contractor site generator identification number and shall cite in the remarks block a Navy generator identification number. In both instances described above, the Contractor shall prepare the Uniform Hazardous Waste Manifest described in paragraph (c)(6) above and present it to__________ for completion.

(End of Text)

N4215821C0004

C-223-N001 RADIOLOGICAL INDOCTRINATION, POSTINGS AND INSTRUCTIONS (NAVSEA) (OCT 2018)

(a) All Contractor employees performing work within the________ must view a radiological video. Contractor employees who are expected to be on site for greater than thirty (30) calendar days must attend a one-half hour indoctrination briefing. The Contractor employee shall attend the briefing prior to being issued a permanent badge. The indoctrination briefing will provide radiological fundamentals and information on radiological postings and controls.

(b) Any contractor employee who disregards, alters, moves or otherwise tampers with a radiological posting, or who disobeys a radiological instruction, shall not be allowed to continue working on site.

(End of text)

C-223-W002 ON-SITE SAFETY REQUIREMENTS (NAVSEA) (OCT 2018)

(a) The contractor shall ensure that each contractor employee reads any necessary safety documents within 30 days of commencing performance at any Government facility. Required safety documents can be obtained from the respective safety office. Contractors shall notify the Safety office points of contact below to report completion of the required training via email. The email shall include the contractor employee’s name, work site, and contract number.

(b) It is expected that contractor employees will have received training from their employer on hazards associated with the areas in which they will be working and know what to do in order to protect themselves. Contractors are required to adhere to the requirements of 29 CFR 1910, 29 CFR 1926 and applicable state and local requirements while in Government spaces. The contractor shall ensure that all on-site contractor work at the Government facility is in accordance with any local safety instructions as provided via the COR. The contractor shall report all work- related injuries/illnesses that occurred while working at the Government site to the COR.

(c) Contractors whose employees perform work within Government spaces in excess of 1000 hours per calendar quarter during a calendar year shall submit the data elements on OSHA Form 300A, Summary of Work Related Injuries and Illnesses, for those employees to the safety office, via the COR by 15 January for the previous calendar year, even if no work related injuries or illnesses occurred. If a contractor’s injury/illness rates are above the Bureau of Labor Statistics industry standards, a safety assessment may be performed by the Safety Office to determine if any administrative or engineering controls can be utilized to prevent further injuries/illnesses, or if any additional Personal Protective Equipment or training will be required.

(d) Any contractor employee exhibiting unsafe behavior may be removed from the Government site. Such removal shall not relieve the contractor from meeting its contractual obligations and shall not be considered an excusable delay as defined in FAR 52.249-14.

(e) The Safety Office points of contacts are as follows:

Charles McClaugherty, Code 300

Phone - 757-613-5655

Email - Charles.V.Mcclaughe1@navy.mil

(End of text)

N4215821C0004

C-227-H004 TRANSMISSION ABROAD OF EQUIPMENT OR TECHNICAL DATA RELATING TO THE NUCLEAR PROPULSION OF NAVAL SHIPS (NAVSEA) (OCT 2018)

(a) The supplies specified to be delivered under this contract relate to the nuclear propulsion of naval ships.

(b) Equipment and technical data defined as Naval Nuclear Propulsion Information (NNPI) under OPNAVINST N9210.3 of 7 June 2010 shall not be disclosed to foreign nationals or immigrant aliens.

(c) For other than equipment and technical data defined as NNPI in paragraph (b) above, except with the prior written consent of the Contracting Officer, or his designated representative, the Contractor shall not, at any time during or after the performance of this contract, transmit or authorize the transmittal of any equipment or technical data, as defined in paragraph (d) below, (1) outside the United States, or (2) irrespective of location, (i) to any foreign national, not working on this contract or any subcontract hereunder (ii) to any foreign organization (including foreign subsidiaries and affiliates of the Contractor), (iii) to any foreign Government, or (iv) to any international organization.

(d) As used in this requirement, the following terms shall have the following definitions:

(1) “United States” means the States, the District of Columbia, Puerto Rico, American Samoa, the Virgin Islands, Guam, and any areas subject to the complete sovereignty of the United States;

(2) “equipment” means all supplies of the kind specified to be delivered under this contract, all component parts thereof, and all models of such supplies and component parts; but “equipment” does not include standard commercial supplies and component parts, and models thereof;

(3) “technical data” means all professional, scientific, or technical information and data produced or prepared for the performance of this contract, or on or for the operation, maintenance, evaluation, or testing of any contract item, whether or not the information and data were specified to be delivered under this contract including, without limitation, all writings, sound recordings, pictorial reproductions, and drawings or other graphical representations; but “technical data” does not include such information and data on standard commercial supplies and component parts to the extent that the information and data do not relate to the use, operation, maintenance, evaluation and testing of such supplies and component parts in or in connection with any item, or component parts thereof, specified to be delivered under this contract.

(e) The Contractor agrees to insert in all subcontracts under this contract provisions which shall conform substantially to the language of this requirement, including this paragraph (e).

(f) Notwithstanding any other provisions of this requirement, this requirement shall not apply (1) where the transmittal or authorization for the transmittal of equipment or technical data is to be made pursuant to a contract or agreement to which the United States is a party; and (2) where the transmittal is to be of equipment or technical data which the Contracting Officer, or his designated representative, has declared in writing to the Contractor to be thereafter exempt from this requirement.

(End of text)

C-227-H004 TRANSMISSION ABROAD OF EQUIPMENT OR TECHNICAL DATA RELATING TO THE NUCLEAR PROPULSION OF NAVAL SHIPS (NAVSEA) (OCT 2018)

(a) The supplies specified to be delivered under this contract relate to the nuclear propulsion of naval ships.

(b) Equipment and technical data defined as Naval Nuclear Propulsion Information (NNPI) under OPNAVINST N9210.3 of 7 June 2010 shall not be disclosed to foreign nationals or immigrant aliens.

N4215821C0004

(c) For other than equipment and technical data defined as NNPI in paragraph (b) above, except with the prior written consent of the Contracting Officer, or his designated representative, the Contractor shall not, at any time during or after the performance of this contract, transmit or authorize the transmittal of any equipment or technical data, as defined in paragraph (d) below, (1) outside the United States, or (2) irrespective of location, (i) to any foreign national, not working on this contract or any subcontract hereunder (ii) to any foreign organization (including foreign subsidiaries and affiliates of the Contractor), (iii) to any foreign Government, or (iv) to any international organization.

(d) As used in this requirement, the following terms shall have the following definitions:

(1) “United States” means the States, the District of Columbia, Puerto Rico, American Samoa, the Virgin Islands, Guam, and any areas subject to the complete sovereignty of the United States;

(2) “equipment” means all supplies of the kind specified to be delivered under this contract, all component parts thereof, and all models of such supplies and component parts; but “equipment” does not include standard commercial supplies and component parts, and models thereof;

(3) “technical data” means all professional, scientific, or technical information and data produced or prepared for the performance of this contract, or on or for the operation, maintenance, evaluation, or testing of any contract item, whether or not the information and data were specified to be delivered under this contract including, without limitation, all writings, sound recordings, pictorial reproductions, and drawings or other graphical representations; but “technical data” does not include such information and data on standard commercial supplies and component parts to the extent that the information and data do not relate to the use, operation, maintenance, evaluation and testing of such supplies and component parts in or in connection with any item, or component parts thereof, specified to be delivered under this contract.

(e) The Contractor agrees to insert in all subcontracts under this contract provisions which shall conform substantially to the language of this requirement, including this paragraph (e).

(f) Notwithstanding any other provisions of this requirement, this requirement shall not apply (1) where the transmittal or authorization for the transmittal of equipment or technical data is to be made pursuant to a contract or agreement to which the United States is a party; and (2) where the transmittal is to be of equipment or technical data which the Contracting Officer, or his designated representative, has declared in writing to the Contractor to be thereafter exempt from this requirement.

(End of text)

C-227-H005 UNLIMITED RIGHTS IN TECHNICAL DATA-NUCLEAR PROPULSION PLANT SYSTEMS (NAVSEA) (OCT 2018)

(a) Pursuant to subparagraph (b)(1) of the clauses entitled “Rights In Technical Data—Noncommercial Items” (DFARS 252.227-7013) and “Rights In Noncommercial Computer Software And Noncommercial Computer Software Documentation” (DFARS 252.227-7014), it is agreed that all technical data pertaining to nuclear propulsion plant systems under the technical cognizance of the Navy Nuclear Propulsion Directorate, Naval Sea Systems Command (NAVSEA 08), which is specified to be delivered pursuant to this contract, shall be delivered with unlimited rights, provided, however, that nothing in the clause shall be deemed to require any subcontractor of any tier under this contract to deliver or furnish with unlimited rights any technical data which it is entitled to deliver with other than unlimited rights pursuant to said “Rights In Technical Data—Noncommercial Items” Or “Rights In Noncommercial Computer Software And Noncommercial Computer Software Documentation” clauses.

(b) It is further agreed that promptly after delivery of the vessel, or after any termination of all work under this contract, the Contractor shall submit a letter report to the Navy Nuclear Propulsion Directorate, Naval Sea Systems Command (NAVSEA 08) listing and providing a brief description of all items of technical data pertaining to the reactor plant(s) of the vessel(s) developed or prepared under this contract which were not specified to be delivered pursuant to this contract. The Contractor shall furnish in the Contractor’s format and at the cost of reproduction, with unlimited rights, copies of items of technical data so reported or which should have been reported, as the Government may require in writing from time to time and at any time. However, nothing in this requirement shall require the Contractor to retain any item of such technical data beyond the period provided for in this contract, including the specifications, and other documents incorporated by reference, applicable to the item or type of technical data involved.

(End of text)

N4215821C0004

C-227-H006 DATA REQUIREMENTS (NAVSEA) (OCT 2018)

The data to be furnished hereunder shall be prepared in accordance with the Contract Data Requirements List, DD Form 1423, Exhibit(s) A, attached hereto.

(End of Text)

C-227-H009 ACCESS TO DATA OR COMPUTER SOFTWARE WITH RESTRICTIVE MARKINGS (NAVSEA) (JAN 2019)

(a) Performance under this contract may require that the Contractor have access to technical data, computer software, or other sensitive data of another party that contains restrictive markings. If access to such data or software is required or to be provided, the Contractor shall enter into a written agreement with such party prior to gaining access to such data or software. The agreement shall address, at a minimum, (1) access to, and use of, the restrictively marked data or software exclusively for the purposes of performance of the work required by this contract, and (2) safeguards to protect such data or software from unauthorized use or disclosure for so long as the data or software remains properly restrictively marked. In addition, the agreement shall not impose any limitation upon the Government or its employees with respect to such data or software. A copy of the executed agreement shall be provided to the Contracting Officer. The Government may unilaterally modify the contract to list those third parties with which the Contractor has agreement(s).

(b) The Contractor agrees to: (1) indoctrinate its personnel who will have access to the data or software as to the restrictions under which access is granted; (2) not disclose the data or software to another party or other Contractor personnel except as authorized by the Contracting Officer; (3) not engage in any other action, venture, or employment wherein this information will be used, other than under this contract, in any manner inconsistent with this requirement; (4) not disclose the data or software to any other party, including, but not limited to, joint venturer, affiliate, successor, or assign of the Contractor; and (5) reproduce the restrictive stamp, marking, or legend on each use of the data or software whether in whole or in part.

(c) These restrictions on use and disclosure of the data and software also apply to information received from the Government through any means to which the Contractor has access in the performance of this contract that contains restrictive markings.

(d) The Contractor agrees that it will promptly notify the Contracting Officer of any attempt to gain access to any information with restrictive markings. Such notification shall include the name and organization of the individual, company, or Government representative seeking access to such information.

(e) The Contractor shall include this requirement in subcontracts of any tier which involve access to information covered by paragraph (a), substituting “subcontractor” for “Contractor” where appropriate.

(f) Compliance with this requirement is a material requirement of this contract.

(End of text)

N4215821C0004

C-228-H001 INDEMNIFICATION FOR ACCESS TO VESSEL (NAVSEA) (DEC 2018)

Notwithstanding any provision in the “Access to Vessel” clause (DFARS 252.217- 7011), or any other clause of the contract, the Contractor agrees to allow officers, employees, and associates of the Government, or other prime contractors with the Government and their subcontractors, and officers, employees, and associates of offerors on other contemplated work, admission to the Contractor’s facilities and access to the vessel without any further request for indemnification from any party, which has not been previously included in the contract price.

(End of text)

C-228-H002 MINIMUM INSURANCE REQUIREMENTS (NAVSEA) (JAN 2019)

(a) In accordance with the clause(s) of this contract entitled “Insurance—Work On a Government Installation” (FAR 52.228-5) and “Liability and Insurance” (DFARS 252.217-7012), as applicable, the Contractor shall procure and maintain insurance, of at least the kinds and minimum amounts set forth below:

(i) Workers’ compensation and employer’s liability coverage shall be at least $100,000, except as provided in FAR 28.307-2(a), if applicable

(ii) Bodily injury liability insurance coverage shall be written on the comprehensive form of policy of at least

$500,000 per occurrence.

(iii) Automobile liability policies covering automobiles operated in the United States shall provide coverage of at least $200,000 per person and $500,000 per occurrence for bodily injury and $20,000 per occurrence for property damage. The amount of liability coverage on other policies shall be commensurate with any legal requirements of the locality and sufficient to meet normal and customary claims.

(b) To be approved by the Contracting Officer, insurance certificates must include the following cancellation policy statement: Prior to cancellation or material change in coverage, the contractor shall give 30 days written notice to the Contracting Officer.

(c) Physical work cannot begin until the insurance certificate has been approved by the Contracting Officer. Failure to provide an acceptable insurance certificate will not remove the contractor’s responsibility to meet the delivery requirements outlined in Section F and FAR 52.211-11, Liquidated Damages – Supplies, Services, or Research and Development, if applicable.

(End of text)

C-237-H002 SUBSTITUTION OF KEY PERSONNEL (NAVSEA) (OCT 2018)

(a) The Contractor agrees that a partial basis for award of this contract is the list of key personnel proposed. Accordingly, the Contractor agrees to assign to this contract those key persons whose resumes were submitted with the proposal necessary to fulfill the requirements of the contract. No substitution shall be made without prior notification to and concurrence of the Contracting Officer in accordance with this requirement. Substitution shall include, but not be limited to, subdividing hours of any key personnel and assigning or allocating those hours to another individual not approved as key personnel.

N4215821C0004

(b) All proposed substitutes shall have qualifications equal to or higher than the qualifications of the person to be replaced. The Contracting Officer shall be notified in writing of any proposed substitution at least forty-five (45) days, or ninety (90) days if a security clearance is to be obtained, in advance of the proposed substitution. Such notification shall include: (1) an explanation of the circumstances necessitating the substitution; (2) a complete resume of the proposed substitute; (3) an explanation as to why the proposed substitute is considered to have equal or better qualifications than the person being replaced; (4) payroll record of the proposed replacement; and (5) any other information requested by the Contracting Officer to enable him/her to judge whether or not the Contractor is maintaining the same high quality of personnel that provided the partial basis for award.

(c) Key personnel are identified in an attachment in Section J.

(End of text)

C-242-H001 EXPEDITING CONTRACT CLOSEOUT (NAVSEA) (OCT 2018)

(a) As part of the negotiated fixed price or total estimated amount of this contract, both the Government and the Contractor have agreed to waive any entitlement that otherwise might accrue to either party in any residual dollar amount of $1,000 or less at the time of final contract closeout. The term “residual dollar amount” shall include all money that would otherwise be owed to either party at the end of the contract, except that, amounts connected in any way with taxation, allegations of fraud and/or antitrust violations shall be excluded. For purposes of determining residual dollar amounts, offsets of money owed by one party against money that would otherwise be paid by that party may be considered to the extent permitted by law.

(b) This agreement to waive entitlement to residual dollar amounts has been considered by both parties. It is agreed that the administrative costs for either party associated with collecting such small dollar amounts could exceed the amount to be recovered.

(End of text)

C-242-H003 TECHNICAL INSTRUCTIONS (NAVSEA) (OCT 2018)

(a) Performance of the work hereunder may be subject to written technical instructions signed by the Contracting Officer and the Contracting Officer’s Representative specified in Section G of this contract. As used herein, technical instructions are defined to include the following:

(1) Directions to the Contractor which suggest pursuit of certain lines of inquiry, shift work emphasis, fill in details or otherwise serve to accomplish the contractual statement of work.

(2) Guidelines to the Contractor which assist in the interpretation of drawings, specifications or technical portions of work description.

(b) Technical instructions must be within the general scope of work stated in the contract. Technical instructions may not be used to: (1) assign additional work under the contract; (2) direct a change as defined in the “CHANGES” clause of this contract; (3) increase or decrease the contract price or estimated contract amount (including fee), as applicable, the level of effort, or the time required for contract performance; or (4) change any of the terms, conditions or specifications of the contract.

(c) If, in the opinion of the Contractor, any technical instruction calls for effort outside the scope of the contract or is inconsistent with this requirement, the Contractor shall notify the Contracting Officer in writing within ten (10) working days after the receipt of any such instruction. The Contractor shall not proceed with the work affected by the technical instruction unless and until the Contractor is notified by the Contracting Officer that the technical instruction is within the scope of this contract.

N4215821C0004

(d) Nothing in the foregoing paragraph shall be construed to excuse the Contractor from performing that portion of the contractual work statement which is not affected by the disputed technical instruction.

(End of text)

C-244-H001 SUBCONTRACTING OF NUCLEAR ENGINEERING EFFORT (NAVSEA) (OCT 2018)

(a) The Contractor and the Navy intend that all nuclear engineering effort under this contract be performed by employees of the Contractor or persons under the supervision of employees of the Contractor at the Contractor’s facilities or at any alternate site. If, however, the Contractor considers that subcontracting some nuclear engineering effort, which will not be under the supervision of employees of the Contractor at the Contractor’s facilities or at any alternate site, is necessary to meet the Contractor’s contractual requirements, then notwithstanding and in addition to any other requirement of this contract, the Contractor shall submit a written request for technical approval to the Navy Nuclear Propulsion Directorate (NAVSEA 08). The request to subcontract nuclear engineering effort shall state the reasons why the subcontracting is necessary, why the effort cannot be performed by the Contractor’s personnel or persons under the supervision of employees of the Contractor at the Contractor’s facilities or at any alternate site, the expected number of man/hours, cost and nature of the subcontracted effort, period of performance, and the name and qualifications of the vendor to perform the subcontracted effort. NAVSEA 08 shall approve or disapprove the request in writing. The Contractor agrees not to subcontract any nuclear engineering effort which will not be under the supervision of employees of the Contractor at the Contractor’s facilities or at any alternate site without obtaining the express written technical approval of NAVSEA 08.

(b) For the purpose of this requirement, the term “nuclear engineering effort” includes engineering, drafting, and related technical support effort under NAVSEA 08 technical cognizance.

(End of text)

C-244-H002 SUBCONTRACTORS/CONSULTANTS (NAVSEA) (OCT 2018)

Notwithstanding FAR 52.244-2(d) and in addition to the information required by FAR 52.244-2(e) of the contract, the contractor shall include the following information in requests to add subcontractors or consultants during performance, regardless of subcontract type or pricing arrangement:

(1) Impact on subcontracting goals,

(2) Impact on providing support at the contracted value,

(3) IF SEAPORT TASK ORDER - The results of negotiations to incorporate fee rate caps no higher than the lower of (i) SeaPort-e fee rate caps for the prime contractor, or in the case where the proposed subcontractor is also a SeaPort-e prime, (ii) fee rate caps that are no higher than the subcontractor’s prime SeaPort-e contract.

(End of text)

N4215821C0004

C-245-H003 FACILITIES TO BE GOVERNMENT FURNISHED—ALTERNATE I (NAVSEA) (MAR 2019)

(a) The price and delivery schedule set forth in this contract contemplate the rent-free use of the facilities identified in paragraph (b) below. If the Government limits or terminates the Contractor’s rent-free use of said facilities, and such action affects the ability of the Contractor to perform this contract in accordance with its terms and conditions, then an equitable adjustment in the price or delivery schedule or both, shall be made pursuant to the clause entitled “Changes—Fixed Price” (FAR 52.243-1) or “Changes—Cost-Reimbursement” (FAR 52.243-2), as applicable, provided; however, that if the limitation or termination is due to failure by the Contractor to perform its obligations under this contract, the Contractor shall be entitled only to such adjustment as the Contracting Officer determines to be appropriate under the circumstances.

(b) The Contractor is authorized to use the facilities described below upon the prior written approval of the cognizant Contract Administration Office, which shall determine that such facilities are required to carry out the work provided for by this contract. Immediately upon receipt of each item of approved facilities, the Contractor shall notify the cognizant Contract Administration Office of the receipt of such facilities owned by the Government, which shall be made a part of the plant account assigned to the Contractor at that location.

DESCRIPTION AND IDENTITY OF FACILITIES

(c) In the event there is in existence a facilities management contract effective at the same plant or general location, the facilities provided hereunder shall be made subject to all the terms and conditions of the facilities management contract.

(End of text)

C-245-H005 INFORMATION AND DATA FURNISHED BY THE GOVERNMENT—ALTERNATE I (NAVSEA) (MAY 2019)

(a) Contract Specifications, Drawings and Data. The Government will furnish, if not included as an attachment to the contract, any unique contract specifications or other design or alteration data cited or referenced in Section C.

(b) Government Furnished Information (GFI). GFI is defined as that information essential for the installation, test, operation, and interface support of all Government Furnished Material identified in an attachment in Section J. The Government shall furnish only the GFI identified in an attachment in Section J. The GFI furnished to the contractor need not be in any particular format. Further, the Government reserves the right to revise the listing of GFI as follows:

(1) The Contracting Officer may at any time by written order:

(i) delete, supersede, or revise, in whole or in part, data identified in an attachment in Section J; or

(ii) add items of data or information to the attachment identified in Section J; or

(iii) establish or revise due dates for items of data or information in the attachment identified in Section J.

(2) If any action taken by the Contracting Officer pursuant to subparagraph (1) immediately above causes an increase or decrease in the costs of, or the time required for, performance of any part of the work under this contract, the contractor may be entitled to an equitable adjustment in the contract amount and delivery schedule in accordance with the procedures provided for in the “CHANGES” clause of this contract.

(c) Except for the Government information and data specified by paragraphs (a) and (b) above, the Government will not be obligated to furnish the Contractor any specification, standard, drawing, technical documentation, or other publication, notwithstanding anything to the contrary in the contract specifications, the GFI identified in an attachment in Section J, the clause of this contract entitled “Government Property” (FAR 52.245-1) or “Government Property Installation Operation Services” (FAR 52.245-2), as applicable, or any other term or condition of this contract. Such referenced documentation may be obtained:

(1) From the ASSIST database via the internet at https://assist.dla.mil/online/start/; or

(2) By submitting a request to the

N4215821C0004

Department of Defense Single Stock Point (DoDSSP)

Building 4, Section D

700 Robbins Avenue

Philadelphia, Pennsylvania 19111-5094

Telephone (215) 697-6396

Facsimile (215) 697-9398.

Commercial specifications and standards, which may be referenced in the contract specification or any sub-tier specification or standard, are not available from Government sources and should be obtained from the publishers.

(End of text)

C-245-H006 ADDITIONAL REQUIREMENTS RELATING TO GOVERNMENT PROPERTY (NAVSEA) (OCT 2018)

(a) For purposes of paragraph (h) of the clause entitled “Government Property” (FAR 52.245-1) in addition to those items of property defined in that clause as Government Property, the following shall also be included within the definition of Government Property:

(1) the vessel;

(2) the equipment on the vessel;

(3) movable stores;

(4) cargo; and

(5) other material on the vessel

(b) For purposes of paragraph (b) of the clause entitled “Government Property”, notwithstanding any other requirement of this contract, the following shall not be considered Government Property:

(1) the vessel;

(2) the equipment on the vessel;

(3) movable stores; and

(4) other material on the vessel

(End of text)

C-245-H010 GOVERNMENT SURPLUS PROPERTY (NAVSEA) (JAN 2019)

No former Government surplus property or residual inventory resulting from terminated Government contracts shall be furnished under this contract unless such property is approved in writing by the contracting officer. The Contractor agrees that all such property shall comply in all respects with the specifications contained herein.

(End of text)

N4215821C0004

C-245-H012 RENT-FREE USE OF GOVERNMENT PROPERTY (NAVSEA) (JAN 2019)

The Contractor may use on a rent-free, non-interference basis, as necessary for the performance of this contract, the Government property accountable under Contract N4215821C0004. The Contractor is responsible for scheduling the use of all property covered by the above referenced contract(s) and the Government shall not be responsible for conflicts, delays, or disruptions to any work performed by the Contractor due to use of any or all of such property under this contract or any other contracts under which use of such property is authorized.

(End of text)

C-246-H002 GOVERNMENT USE OF CONTRACTOR’S INSPECTION EQUIPMENT (NAVSEA) (OCT 2018)

The contractor’s gages, measuring, and testing devices shall be made available to the Government when required to determine contractor conformance with contract requirements. If conditions warrant, the contractor’s personnel shall be made available for operation of such devices and for verification of their accuracy and condition.

(End of text)

C-247-H001 PERMITS AND RESPONSIBILITIES (NAVSEA) (DEC 2018)

The Contractor shall, without additional expense to the Government, be responsible for obtaining any necessary licenses and permits for complying with any applicable Federal, State, and Municipal laws, codes, and regulations for shipping and transportation including, but not limited to, any movement over public highways of overweight/over dimensional materials.

(End of text)

N4215821C0004

Section D - Packaging and Marking

CLAUSES INCORPORATED BY FULL TEXT

D-211-H001 PACKAGING OF DATA (NAVSEA) (OCT 2018)

Data to be delivered by Integrated Digital Environment (IDE) or other electronic media shall be as specified in the contract.

All unclassified data to be shipped shall be prepared for shipment in accordance with best commercial practice.

Classified reports, data, and documentation shall be prepared for shipment in accordance with National Industrial Security Program Operating Manual (NISPOM), DOD 5220.22-M dated 28 February 2006 incorporating Change 2 dated 18 May 2016.

(End of text)

D-211-H002 MARKING OF REPORTS (NAVSEA) (OCT 2018)

All reports delivered by the Contractor to the Government under this contract shall prominently show on the cover of the report:

(1) name and business address of the Contractor
(2) contract number
(3) sponsor:	Joel Mason
(Name of Individual Sponsor)
Contracts Code 400
(Name of Requiring Activity)
Portsmouth, Virginia 23709
(City and State)

(End of text)

D-211-H004 IDENTIFICATION MARKING OF PARTS—BASIC (NAVSEA) (OCT 2018)

For all parts not subject to the marking requirements in DFARS 252.211-7003 – Item Unique Identification and Valuation, marking shall be accomplished in accordance with the following:

(1) Parts shall be marked in accordance with generally accepted commercial practice.

(2) In cases where parts are so small as not to permit identification marking as provided above, such parts shall be appropriately coded so as to permit ready identification.

(End of text)

N4215821C0004

Section E - Inspection and Acceptance

INSPECTION AND ACCEPTANCE

Supplies/services will be inspected/accepted at:

CLIN	INSPECT AT	INSPECT BY	ACCEPT AT	ACCEPT BY
0001	Destination	Government	Destination	Government
0002	Destination	Government	Destination	Government

CLAUSES INCORPORATED BY REFERENCE

52.246-2	Inspection Of Supplies—Fixed Price	AUG 1996
52.246-4	Inspection Of Services—Fixed Price	AUG 1996
52.246-11	Higher-Level Contract Quality Requirement	DEC 2014
52.246-13	Inspection—Dismantling, Demolition, or Removal of Improvements	AUG 1996
52.246-16	Responsibility For Supplies	APR 1984

CLAUSES INCORPORATED BY FULL TEXT

E-246-H013 INSPECTION AND ACCEPTANCE OF DATA (NAVSEA) (OCT 2018)

Inspection and acceptance of all data shall be as specified on the attached Contract Data Requirements List(s), DD Form 1423.

(End of text)

E-246-H016 INSPECTION AND ACCEPTANCE OF F.O.B. DESTINATION DELIVERIES (NAVSEA) (OCT 2018)

Items 0001 - 0001 - Inspection and acceptance shall be made at destination by a representative of the Government.

(End of text)

E-246-H020 QUALITY MANAGEMENT SYSTEM REQUIREMENTS (NAVSEA) (OCT 2018)

The Contractor shall provide and maintain a quality management system that, as a minimum, adheres to the requirements of ASQ/ANSI/ISO 9001:2015 “Quality Management Systems – Requirements” and supplemental requirements imposed by this contract. The quality management system procedures, planning, and all other documentation and data that comprise the quality management system shall be made available to the Government for review. Existing quality documents that meet the requirements of this contract may continue to be used. The Government may perform any necessary inspections, verifications, and evaluations to ascertain conformance to requirements and the adequacy of the implementing procedures. The Contractor shall flow down such standards, as applicable, to lower-tier subcontractors under instances covered in FAR 52.246-11(b) or at the direction of the Contracting Officer. The Government reserves the right to disapprove the quality management system or portions thereof when it fails to meet the contractual requirements.

(End of text)

N4215821C0004

E-246-H021 COST DATA FOR QUALITY MANAGEMENT SYSTEM (NAVSEA) (JAN 2019)

The contractor shall maintain and use cost data as a management element of the Quality Management System. The specific cost data to be maintained and used will be determined by the contractor. The data shall, on request, be identified and made available for on-site review by the Contracting Officer or designated Government representative.

(End of text)

E-246-H022 INSPECTION AND TEST RECORDS (NAVSEA) (JAN 2019)

Inspection and test records shall, as a minimum, indicate the nature of the observations, number of observations made, and the number and type of deficiencies found. Data included in inspection and test records shall be complete and accurate, and shall be used for trend analysis and to assess corrective action and effectiveness. The data shall, on request, be identified and made available for on-site review by the Contracting Officer or designated Government representative.

(End of text)

E-246-W002 CERTIFICATE OF COMPLIANCE (NAVSEA) (OCT 2018)

(a) A certification of material shall be provided by the Contractor, one (1) copy to accompany the shipment (in the packing list envelope) and (l) copy mailed to arrive at time of receipt of the shipment. Mark all certificates to the attention of Code 00Q.

(b) The certificate shall state compliance of material with drawing specification and contract/order requirements. The certificate shall as a minimum state the company name, contract/order number, drawing or specification number, and date. The certificate shall state, above the signature of a legally authorized representative of the company, the following:

This certification concerns a matter within the jurisdiction of an agency of the United States and the making of a false, fictitious, or fraudulent certification may render the maker subject to prosecution under Title 18, United States Code, Section 1001.

(c) Failure to provide certification at the time of shipment may result in material being rejected and returned at the contractor’s expense.

N4215821C0004

(d) The certificate shall read as follows:

I certify that on________ [insert date], the________ [insert Contractor’s name] furnished the supplies called for by the Order/Contract No._______ via______ [Carrier] on______ [identify the bill of lading or shipping document] in accordance with all applicable requirements. I further certify that the supplies or services are of the quality specified and conform in all respects with the contract requirements, including specifications, drawings, preservation, packaging, packing, marking requirements, and physical item identification (part number), and are in the quantity shown on this document.

Date of Execution:________________________________

Signature:______________________________________

Typed Name:____________________________________

Title:__________________________________________

(End of text)

E-246-W003 INSPECTION STANDARDS (NAVSEA) (OCT 2018)

Acceptance inspection of lots or batches will be in accordance with American National Standard ANSI/ASQ Z1.4-2003. Unless otherwise specified, attributes, which if defective would prohibit or reduce the usability of the product for its intended purpose, will be inspected at an acceptable quality level (AQL) of 1.0. Attributes which do not materially reduce the usability of the product will be inspected at an AQL of 2.5. Any attributes classified as critical on the technical documentation will be inspected on each unit of product submitted. The right is reserved to reject any unit of product found nonconforming during inspection whether that unit of product forms a part of a sample or not, and whether the lot or batch as a whole is accepted or rejected.

(End of text)

N4215821C0004

Section F - Deliveries or Performance

DELIVERIES OR PERFORMANCE

CLIN	DELIVERY DATE	QUANTITY	SHIP TO ADDRESS	DODAAC / CAGE

0001	Delivery Date (RDD) 19-SEP-2023	N/A	Norfolk Naval Shipyard FOB: Destination	N42158

0002	POP 20-SEP-2021 TO 19-SEP-2023	N/A	Norfolk Naval Shipyard	N42158

CLAUSES INCORPORATED BY REFERENCE

52.242-15	Stop-Work Order	AUG 1989
52.242-17	Government Delay Of Work	APR 1984
52.247-34	F.O.B. Destination	NOV 1991

CLAUSES INCORPORATED BY FULL TEXT

F-247-H001 DELIVERY OF DATA (NAVSEA) (OCT 2018)

All data to be furnished under this contract shall be delivered prepaid to the destination(s) and at the time(s) specified on the Contract Data Requirements List(s), DD Form 1423.

(End of Text)

N4215821C0004

Section G - Contract Administration Data

ACCOUNTING AND APPROPRIATION DATA

AA: 1711804 8H2G 257 V7200 0 050120 2D 000000

COST CODE: A00006230252

AMOUNT: $39,998,941.49

ACRN	CLIN/SLIN	CIN	AMOUNT
AA	0001	N0002421RX012040001	$39,998,941.49
	0002	N0002421RX012040002	$0.00

CLAUSES INCORPORATED BY REFERENCE

252.204-7006	Billing Instructions	OCT 2005

CLAUSES INCORPORATED BY FULL TEXT

252.232-7006 WIDE AREA WORKFLOW PAYMENT INSTRUCTIONS (DEC 2018)

(a) Definitions. As used in this clause—

“Department of Defense Activity Address Code (DoDAAC)” is a six position code that uniquely identifies a unit, activity, or organization.

“Document type” means the type of payment request or receiving report available for creation in Wide Area WorkFlow (WAWF).

“Local processing office (LPO)” is the office responsible for payment certification when payment certification is done external to the entitlement system.

“Payment request” and “receiving report” are defined in the clause at 252.232-7003, Electronic Submission of Payment Requests and Receiving Reports.

(b) Electronic invoicing. The WAWF system provides the method to electronically process vendor payment requests and receiving reports, as authorized by Defense Federal Acquisition Regulation Supplement (DFARS) 252.232- 7003, Electronic Submission of Payment Requests and Receiving Reports.

(c) WAWF access. To access WAWF, the Contractor shall—

(1) Have a designated electronic business point of contact in the System for Award Management at https://www.sam.gov; and

(2) Be registered to use WAWF at https://wawf.eb.mil/ following the step-by-step procedures for self-registration available at this web site.

N4215821C0004

(d) WAWF training. The Contractor should follow the training instructions of the WAWF Web-Based Training Course and use the Practice Training Site before submitting payment requests through WAWF. Both can be accessed by selecting the “Web Based Training” link on the WAWF home page at https://wawf.eb.mil/.

(e) WAWF methods of document submission. Document submissions may be via web entry, Electronic Data Interchange, or File Transfer Protocol.

(f) WAWF payment instructions. The Contractor shall use the following information when submitting payment requests and receiving reports in WAWF for this contract or task or delivery order:

(1) Document type. The Contractor shall submit payment requests using the following document type(s):

(i) For cost-type line items, including labor-hour or time-and-materials, submit a cost voucher.

(ii) For fixed price line items—

(A) That require shipment of a deliverable, submit the invoice and receiving report specified by the Contracting Officer.

RECEIVING REPORT

(B) For services that do not require shipment of a deliverable, submit either the Invoice 2in1, which meets the requirements for the invoice and receiving report, or the applicable invoice and receiving report, as specified by the Contracting Officer.

NOT APPLICABLE

(Contracting Officer: Insert either “Invoice 2in1” or the applicable invoice and receiving report document type(s) for fixed price line items for services.)

(iii) For customary progress payments based on costs incurred, submit a progress payment request.

(iv) For performance based payments, submit a performance based payment request.

(v) For commercial item financing, submit a commercial item financing request.

(2) Fast Pay requests are only permitted when Federal Acquisition Regulation (FAR) 52.213-1 is included in the contract.

[Note: The Contractor may use a WAWF “combo” document type to create some combinations of invoice and receiving report in one step.]

(3) Document routing. The Contractor shall use the information in the Routing Data Table below only to fill in applicable fields in WAWF when creating payment requests and receiving reports in the system.

Routing Data Table*

Field Name in WAWF	Data to be entered in WAWF
Pay Official DoDAAC	N68732
Issue By DoDAAC	N00024
Admin DoDAAC**	N42158
Inspect By DoDAAC	N42158
Ship To Code	N42158
Ship From Code
Mark For Code	N4215821C0004
Service Approver (DoDAAC)
Service Acceptor (DoDAAC)	N42158
Accept at Other DoDAAC
LPO DoDAAC	N42158
DCAA Auditor DoDAAC
Other DoDAAC(s)	050120

N4215821C0004

(*Contracting Officer: Insert applicable DoDAAC information. If multiple ship to/acceptance locations apply, insert “See Schedule” or “Not applicable.”)

(**Contracting Officer: If the contract provides for progress payments or performance-based payments, insert the DoDAAC for the contract administration office assigned the functions under FAR 42.302(a)(13).)

(4) Payment request. The Contractor shall ensure a payment request includes documentation appropriate to the type of payment request in accordance with the payment clause, contract financing clause, or Federal Acquisition Regulation 52.216-7, Allowable Cost and Payment, as applicable.

(5) Receiving report. The Contractor shall ensure a receiving report meets the requirements of DFARS Appendix F.

(g) WAWF point of contact.

Jennifer Perry, jennifer.perry1@navy.mil 757 396-3121

(1) The Contractor may obtain clarification regarding invoicing in WAWF from the following contracting activity’s WAWF point of contact.

Vendor Pay Email: NNSY_VENDOR_PAY@NAVY.MIL

(2) Contact the WAWF helpdesk at 866-618-5988, Email: disa.global.servicedesk.mbx.ed- ticketrequests@mail.mil if assistance is needed.

(End of clause)

G-232-H002 PAYMENT INSTRUCTIONS AND CONTRACT TYPE SUMMARY FOR PAYMENT OFFICE (NAVSEA) (JUN 2018)

N4215821C0004

(a) The following table of payment office allocation methods applies to the extent indicated.

For Government Use Only
Contract/Order Payment Clause	Type of Payment Request	Supply	Service	Construction	Payment Office Allocation Method

52.212-4 (Alt I), Contract Terms and Conditions— Commercial Items 52.216-7, Allowable Cost and Payment 52.232-7, Payments under Time-and-Materials and Labor-Hour Contracts	Cost Voucher	X	X	N/A

Line item specific proration. If there is more than one ACRN within a deliverable line or deliverable subline item, the funds will be allocated in the same proportion as the amount of funding currently unliquidated for each ACRN on the deliverable line or deliverable subline item for which payment is requested.

52.232-1, Payments	Navy Shipbuilding Invoice (Fixed Price)	X	N/A	N/A

Line Item specific by fiscal year. If there is more than one ACRN within a deliverable line or deliverable subline item, the funds will be allocated using the oldest funds. In the event of a deliverable line or deliverable subline item with two ACRNs with the same fiscal year, those amounts will be prorated to the available unliquidated funds for that year.

52.232-1, Payments;

52.232-2, Payments under Fixed-Price Research and Development Contracts; 52.232-3, Payments under Personal Services Contracts; 52.232-4, Payments under Transportation Contracts and Transportation-Related Services Contracts; and 52.232-6, Payments under Communication Service Contracts with Common Carriers

	Invoice	X	X	N/A	Line Item Specific proration. If there is more than one ACRN within a deliverable line or deliverable subline item, the funds will be allocated in the same proportion as the amount of funding currently unliquidated for each ACRN on the deliverable line or deliverable subline item for which payment is requested.

N4215821C0004

Contract/Order Payment Clause	Type of Payment Request	Supply	Service	Construction	Payment Office Allocation Method
52.232-5, Payments Under Fixed-Price Construction Contracts	Construction Payment Invoice	N/A	N/A	X

Line Item specific by fiscal year. If there is more than one ACRN within a deliverable line or deliverable subline item, the funds will be allocated using the oldest funds. In the event of a deliverable line or deliverable subline item with two ACRNs with the same fiscal year, those amounts will be prorated to the available unliquidated funds for that year.

52.232-16, Progress Payments	Progress Payment*	X	X	N/A

Contract-wide proration. Funds shall be allocated in the same proportion as the amount of funding currently unliquidated for each ACRN. Progress Payments are considered contract level financing, and the “contract price” shall reflect the fixed price portion of the contract per FAR 32.501-3.

52.232-29, Terms for Financing of Purchases of Commercial Items; 52.232-30, Installment Payments for Commercial Items	Commercial Item Financing*	X	X	N/A

Specified in approved payment. The contracting officer shall specify the amount to be paid and the account(s) to be charged for each payment approval in accordance with FAR 32.207(b)(2) and 32.1007(b)(2).

52.232-32, Performance- Based Payments	Performance- Based Payments*	X	X	N/A

Specified in approved payment. The contracting officer shall specify the amount to be paid and the account(s) to be charged for each payment approval in accordance with FAR 32.207(b)(2) and 32.1007(b)(2).

252.232-7002, Progress Payments for Foreign Military Sales Acquisitions	Progress Payment*	X	X	N/A	Allocate costs among line items and countries in a manner acceptable to the Administrative Contracting Officer.

*Liquidation of Financing Payments. Liquidation will be applied by the payment office against those ACRNs which are identified by the payment instructions for the delivery payment and in keeping with the liquidation provision of the applicable contract financing clause (i.e., progress payment, performance-based payment, or commercial item financing).

(b) This procurement contains the following contract type(s):

Item	Type*
0001, 0002	FP

*CR – Cost-Reimbursement

FP – Fixed Price

(End of text)

N4215821C0004

G-232-H005 SUPPLEMENTAL INSTRUCTIONS REGARDING INVOICING (NAVSEA) (JAN 2019)

(a) For other than firm fixed priced contract line item numbers (CLINs), the Contractor agrees to segregate costs incurred under this contract/task order (TO), as applicable, at the lowest level of performance, either at the sub line item number (SLIN) or CLIN level, rather than at the total contract/TO level, and to submit invoices reflecting costs incurred at that level. Supporting documentation in Wide Area Workflow (WAWF) for invoices shall include summaries of work charged during the period covered as well as overall cumulative summaries by individual labor categories, rates, and hours (both straight time and overtime) invoiced; as well as, a cost breakdown of other direct costs (ODCs), materials, and travel, by technical instruction (TI), SLIN, or CLIN level. For other than firm fixed price subcontracts, subcontractors are also required to provide labor categories, rates, and hours (both straight time and overtime) invoiced; as well as, a cost breakdown of ODCs, materials, and travel invoiced. Supporting documentation may be encrypted before submission to the prime contractor for WAWF invoice submittal. Subcontractors may email encryption code information directly to the Contracting Officer and Contracting Officer Representative (COR). Should the subcontractor lack encryption capability, the subcontractor may also email detailed supporting cost information directly to the Contracting Officer and COR; or other method as agreed to by the Contracting Officer.

(b) Contractors submitting payment requests and receiving reports to WAWF using either Electronic Data Interchange (EDI) or Secure File Transfer Protocol (SFTP) shall separately send an email notification to the COR and Contracting Officer on the same date they submit the invoice in WAWF. No payments shall be due if the contractor does not provide the COR and Contracting Officer email notification as required herein.

(End of text)

G-232-W001 PROMPT PAYMENT (FAR 52.232-25) REVISED CONSTRUCTIVE ACCEPTANCE PERIOD (NAVSEA) (OCT 2018)

In accordance with FAR 32.904(b)(1)(ii)(B)(4), the Contracting Officer has determined that more than seven days are needed for constructive acceptance. Contractors are hereby advised that the constructive acceptance period established in paragraph (a) (5) (i) of FAR clause 52.232-25, Prompt Payment is revised to [fill-in number of days] in lieu of 7 working days.

(End of text)

G-242-H001 GOVERNMENT CONTRACT ADMINISTRATION POINTS-OF-CONTACT AND RESPONSIBILITIES (NAVSEA) (OCT 2018)

(a) The Government reserves the right to administratively substitute any of the points of contact listed below at any time.

(b) The contracting officer is the only person authorized to change this contract or orders issued thereunder. The Contractor shall not comply with any order, direction or request of Government personnel - that would constitute a change - unless it is issued in writing and signed by the Contracting Officer or is pursuant to specific authority otherwise included as part of this contract. If, in the opinion of the contractor, an effort outside the existing scope of this contract is requested, the contractor shall promptly comply with the Notification of Changes clause of this contract.

N4215821C0004

(c) The points of contact are as follows:

(i) The Procuring Contracting Officer (PCO) is:

Name: Denise A. Sturdifen

Address:

Building 65, 2nd Floor, Room 201

Portsmouth, Virginia 23709-5000

Phone: (757) 396- 0589; FAX: (757) 396- 9866

E-mail: denise.a.sturdifen@navy.mil

(ii) The Contract Specialist is:

Name: Rebekah Riggins

Address:

Building 65, 2nd Floor, Room 201

Portsmouth, Virginia 23709-5000

Phone: (757) 406-5526; FAX: (757) 396- 9866

E-mail: rebekah.riggins@navy.mil

(iii) The Administrative Contracting Officer (ACO) is:

Name: Joel J. Mason

Address:

Building 65, 2nd Floor, Room 201

Portsmouth, Virginia 23709-5000

Phone: (757) 396-1459; FAX: (757) 396- 9866

E-mail: joel.mason@navy.mil

(d) The Contracting Officer’s Representative (COR) is the contracting officer’s appointed representative for technical matters. The COR is not a contracting officer and does not have the authority to direct the accomplishment of effort which is beyond the scope of the contract or to otherwise change any contract requirements. An informational copy of the COR appointment letter, which provides a delineation of COR authority and responsibilities, will be provided upon award of this contract.

The Contracting Officer’s Representative (COR) is:

Name: Robert “Bob” Marchant

Address:

C440 Waterfront Operations Portsmouth, Virginia 23709

Phone: (757) 800- 5454; FAX: (Area Code) xxx- [xxxx]

E-mail: robert.w.marchant@navy.mil

(e) The Alternate Contracting Officer’s Representative (ACOR) is responsible for COR responsibilities and functions in the event that the COR is unavailable due to leave, illness, or other official business. The ACOR is appointed by the contracting officer; a copy of the ACOR appointment will be provided upon award of this contract.

The Alternate Contracting Officer’s Representative (ACOR) is:

Name: Mark Anderson

Address:

C440 Waterfront Operations

Portsmouth, Virginia 23709

Phone: (757) 846- 1473; FAX: (Area Code) xxx- [xxxx]

E-mail: mark.c.anderson1@navy.mil

N4215821C0004

(f) The Technical Point of Contact (TPOC) is the contracting officer’s representative for technical matters when a COR is not appointed. The TPOC is responsible for technical issues of contract administration, such as providing all items of Government Furnished Information (GFI), Government Furnished Material (GFM) and Government Furnished Equipment (GFE) if specified in the contract as well as the inspection and acceptance of all contract deliverables.

The Technical Point of Contact (TPOC) is:

Not Applicable Name: [ * ]

Address:

[ *City, State, Zip ]

Phone: (Area Code) xxx- [xxxx]; FAX: (Area Code) xxx- [xxxx]

E-mail: [ * ]

(g) The Alternate Technical Point of Contact (ATPOC) is responsible for TPOC responsibilities and functions in the event that the TPOC is unavailable due to leave, illness, or other official business.

The Alternate Technical Point of Contact (ATPOC) is:

Not Applicable Name: [ * ]

Address:

[ *City, State, Zip ]

Phone: (Area Code) xxx- [xxxx]; FAX: (Area Code) xxx- [xxxx]

E-mail: [ * ]

(h) The Ombudsman will review complaints from the contractors and ensure that all contractors are afforded a fair opportunity to be considered, consistent with the procedures in the contract.

The Ombudsman is: Not Applicable

Name: [ * ]

Address:

[ *Street ]

[ *City, State, Zip ]

Phone: (Area Code) xxx- [xxxx];

E-mail: [ * ]

(i) The Authorized Ordering Person(s) for Per-Call Maintenance is responsible for issuing and maintaining records for any per-call orders for remedial maintenance placed under this contract. No per-call order shall be placed outside the scope of this contract and the cumulative total of all orders shall not be in excess of any not-to-exceed amount specified in the contract. Per-call orders shall not, in any way, modify any terms and conditions of the contract.

(j) The Authorized Ordering Person(s) for Per-Call Maintenance is: Not Applicable

Name: [ * ]

Address:

[ *Street ]

[ *City, State, Zip ]

Phone: (Area Code) xxx- [xxxx];

E-mail: [ * ]

(k) The Contractor’s point of contact for performance under this contract is:

Name: Andrew Lombardo

Title: Executive Vice President Nuclear Services Address: 315 9th St. 2nd Floor

New Brighten, PA 15066 Phone: (724) 728-3960

Cell: (724) 312-8935

E-mail: alombardo@perma-fix.com

(End of text)

N4215821C0004

G-242-H002 HOURS OF OPERATION AND HOLIDAY SCHEDULE (NAVSEA) (OCT 2018)

(a) The policy of this activity is to schedule periods of reduced operations or shutdown during holiday periods. Deliveries will not be accepted on Saturdays, Sundays or Holidays except as specifically requested by the [insert activity name]. All goods or services attempted to be delivered on a Saturday, Sunday or Holiday without specific instructions from the Contracting Officer or his duly appointed representative will be returned to the contractor at the contractor’s expense with no cost or liability to the U.S. Government.

(b) The federal Government observes the following holidays:

HOLIDAYS*

New Year’s Day

Martin Luther King’s Birthday

Presidential Inauguration Day (Washington DC metro area only)

President’s Day

Memorial Day

Independence Day

Labor Day Columbus Day

Veteran’s Day

Thanksgiving Day

Christmas Day

* Except for the Presidential Inauguration Day, if the actual date falls on a Saturday, the holiday will be observed the preceding Friday. If the holiday falls on a Sunday, the observance shall be on the following Monday.

The actual date of observance for each of the above holidays, for a specific calendar year, may be obtained from the OPM website at OPM.GOV or by using the following direct link: https://www.opm.gov/policy-data-oversight/snow- dismissal-procedures/federal-holidays/#url.

(c) Delayed Opening, Early Dismissal and Closure of Government Facilities. When a Government facility has a delayed opening, is closed or Federal employees are dismissed early (due to severe weather, security threat, security exercise, or a facility related problem) that prevents personnel from working, onsite contractor personnel regularly assigned to work at that facility shall follow the same reporting and/or departure directions given to Government personnel. The contractor shall not direct charge to the contract for such time off, but shall follow parent company policies regarding taking leave (administrative or other). Non-essential contractor personnel, who are not required to remain at or report to the facility, shall follow their parent company policy regarding whether they should go/stay home or report to another company facility. Subsequent to an early dismissal, delayed opening, or during periods of inclement weather, onsite contractors should monitor the OPM website as well as radio and television announcements before departing for work to determine if the facility is closed or operating on a delayed arrival basis.

N4215821C0004

(d) When Federal employees are excused from work due to a holiday or a special event (that is unrelated to severe weather, a security threat, or a facility related problem), on site contractors shall continue working established work hours or take leave in accordance with parent company policy. Those contractor employees who take leave shall not direct charge the non-working hours to the contract. Contractors are responsible for predetermining and disclosing their charging practices for early dismissal, delayed openings, or closings in accordance with the FAR, applicable cost accounting standards, and the company’s established policy and procedures. Contractors shall follow their disclosed charging practices during the contract period of performance, and shall not follow any verbal directions to the contrary. The Contracting Officer will make the determination of cost allowability for time lost due to facility closure in accordance with FAR, applicable Cost Accounting Standards, and the Contractor’s established accounting policy and procedures.

(e) If you intend to visit the Contracts Office, it is advised that you call for an appointment at least 24 hours in advance.

(f) The hours of operation are as follows:

AREA	FROM	TO
Contracts Code 400	08:00 AM	05:00 PM

(g) All deliveries to the Receiving Officer, Building 65, 2nd Floor, Room 201, shall be made Monday through Friday from 08:00 AM to 5:00 PM, local time. Deliveries will not be accepted after 5:00 PM [Negotiator enter closing hour of operation]. No deliveries will be accepted on federal government holidays.

(End of text)

G-242-W001 CONTRACT ADMINISTRATION FUNCTIONS (NAVSEA) (OCT 2018)

(a) In accordance with FAR 42.302(a) all functions listed are delegated to the ACO except the following items to be retained by the PCO:

[ _____ List specific functions that will be retained by the PCO]

(b) In accordance with FAR 42.302(b), the following additional functions are delegated to the ACO:

[ _____ List any additional functions that will be delegated to the ACO]

(End of text)

N4215821C0004

Section H - Special Contract Requirements

CLAUSES INCORPORATED BY FULL TEXT

H-209-H004 ORGANIZATIONAL CONFLICT OF INTEREST (NAVSEA) (DEC 2018)

(a) “Organizational Conflict of Interest” means that because of other activities or relationships with other persons, a person is unable or potentially unable to render impartial assistance or advice to the Government, or the person’s objectivity in performing the contract work is or might be otherwise impaired, or a person has an unfair competitive advantage. “Person” as used herein includes Corporations, Partnerships, Joint Ventures, and other business enterprises.

(b) The Contractor warrants that to the best of its knowledge and belief, and except as otherwise set forth in the contract, the Contractor does not have any organizational conflict of interest(s) as defined in paragraph (a).

(c) It is recognized that the effort to be performed by the Contractor under this contract may create a potential organizational conflict of interest on the instant contract or on a future acquisition. In order to avoid this potential conflict of interest, and at the same time to avoid prejudicing the best interest of the Government, the right of the Contractor to participate in future procurement of equipment or services that are the subject of any work under this contract shall be limited as described below in accordance with the requirements of FAR 9.5.

(d) The contractor agrees that it shall not release, disclose, or use in any way that would permit or result in disclosure to any party outside the Government:

(1) any information provided to the Contractor by the Government during or as a result of performance of this contract. Such information includes, but is not limited to, information submitted to the Government on a confidential basis by other persons. Further, the prohibition against release of Government provided information extends to cover such information whether or not in its original form, e.g., where the information has been included in Contractor generated work or where it is discernible from materials incorporating or based upon such information. This prohibition shall not expire after a given period of time.

(2) any information generated or derived during or as a result of performance of this contract. This prohibition shall expire after a period of three years after completion of performance of this contract.

(e) The prohibitions contained in subparagraphs (d)(1) and (d)(2) shall apply with equal force to any affiliate of the Contractor, any subcontractor, consultant, or employee of the Contractor, any joint venture involving the Contractor, any entity into or with which it may merge or affiliate, or any successor or assign of the Contractor. The terms of paragraph (g) of this Special Contract Requirement relating to notification shall apply to any release of information in contravention of this paragraph (d).

(f) The Contractor further agrees that, during the performance of this contract and for a period of three years after completion of performance of this contract, the Contractor, any affiliate of the Contractor, any subcontractor, consultant, or employee of the Contractor, any joint venture involving the Contractor, any entity into or with which it may subsequently merge or affiliate, or any other successor or assign of the Contractor, shall not furnish to the United States Government, either as a prime contractor or as a subcontractor, or as a consultant to a prime contractor or subcontractor, any system, component or services which is the subject of the work to be performed under this contract. This exclusion does not apply to any recompetition for those systems, components or services furnished pursuant to this contract. As provided in FAR 9.505-2, if the Government procures the system, component, or services on the basis of work statements growing out of the effort performed under this contract, from a source other than the contractor, subcontractor, affiliate, or assign of either, during the course of performance of this contract or before the three year period following completion of this contract has lapsed, the Contractor may, with the authorization of the cognizant Contracting Officer, participate in a subsequent procurement for the same system, component, or service. In other words, the Contractor may be authorized to compete for procurement(s) for systems, components or services subsequent to an intervening procurement.

N4215821C0004

(g) The Contractor agrees that, if after award, it discovers an actual or potential organizational conflict of interest, it shall make immediate and full disclosure in writing to the Contracting Officer. The notification shall include a description of the actual or potential organizational conflict of interest, a description of the action which the Contractor has taken or proposes to take to avoid, mitigate, or neutralize the conflict, and any other relevant information that would assist the Contracting Officer in making a determination on this matter. Notwithstanding this notification, the Government may terminate the contract for the convenience of the Government if determined to be in the best interest of the Government.

(h) Notwithstanding paragraph (g) above, if the Contractor was aware, or should have been aware, of an organizational conflict of interest prior to the award of this contract or becomes, or should become, aware of an organizational conflict of interest after award of this contract and does not make an immediate and full disclosure in writing to the Contracting Officer, the Government may terminate this contract for default.

(i) If the Contractor takes any action prohibited by this requirement or fails to take action required by this requirement, the Government may terminate this contract for default.

(j) The Contracting Officer’s decision as to the existence or nonexistence of an actual or potential organizational conflict of interest shall be final.

(k) Nothing in this requirement is intended to prohibit or preclude the Contractor from marketing or selling to the United States Government its product lines in existence on the effective date of this contract; nor, shall this requirement preclude the Contractor from participating in any research and development or delivering any design development model or prototype of any such equipment. Additionally, sale of catalog or standard commercial items are exempt from this requirement.

(l) The Contractor shall promptly notify the Contracting Officer, in writing, if it has been tasked to evaluate or advise the Government concerning its own products or activities or those of a competitor in order to ensure proper safeguards exist to guarantee objectivity and to protect the Government’s interest.

(m) The Contractor shall include this requirement in subcontracts of any tier which involve access to information or situations/conditions covered by the preceding paragraphs, substituting “subcontractor” for “contractor” where appropriate.

(n) The rights and remedies described herein shall not be exclusive and are in addition to other rights and remedies provided by law or elsewhere included in this contract.

(o) Compliance with this requirement is a material requirement of this contract.

(End of text)

H-246-H001 CALIBRATION SYSTEM REQUIREMENTS (NAVSEA) (DEC 2018)

(a) Definitions:

(1) Test, Measurement, and Diagnostic Equipment (TMDE). Includes all devices used to measure, calibrate, gage, test, inspect, diagnose, or otherwise examine materials, supplies, and equipment to quantitatively or qualitatively determine compliance with specifications and tolerances, engineering drawings, technical orders, technical manuals, or use requirements and instructions.

(2) Calibration Standard. A measuring instrument or artifact used as a reference to establish and maintain the accuracy of other measuring instruments or artifacts. Calibration standards may be used to calibrate other standards of lesser accuracy or to calibrate test and measurement equipment directly.

N4215821C0004

(3) Calibration. The comparison of a measurement system or device of unverified accuracy with a measurement system of known and greater accuracy to detect deviation of the unverified measurement system from required performance specifications (of the unverified measurement system or device) and to quantify all measured values to applicable units of the international system of units.

(4) Calibration Service Providers. Commercial calibration activities and other government agencies that provide calibration services to the Navy and Marine Corps as a major line of business.

(5) Commercial Service Providers. Suppliers of Navy test, measurement, and diagnostic equipment, including original equipment manufacturers, who may calibrate their own products but are not engaged in calibration as a major line of business, and other commercial laboratories that provide low volume, model specific, or unique parameter calibration services.

(6) Measurement Traceability. The property of a measurement result that can be related to a national or international measurement standard through a documented, unbroken chain of calibrations, each with a stated measurement uncertainty. Individual measurement results must be traced through an unbroken chain of calibrations to accepted references, such as: U.S. national standards such as, the U.S. Naval Observatory, ratio and consensus standards, natural physical constants, or the national standards of other countries correlated with U.S. national standards as held or directed by National Institute of Standards and Technology and Department of Defense (DoD) approved sources.

(7) The End of Period Measurement Reliability. The probability that all the applicable measurement quantities of a test, measurement, and diagnostic equipment are within tolerance at the end of the calibration interval assigned to the given test, measurement, and diagnostic equipment.

(8) Calibration Interval. The periodicity between calibrations that is assigned to achieve Navy end of period measurement reliability objectives for test, measurement, and diagnostic equipment.

(9) The Probability of False Acceptance. The probability that a test used to verify that a measurement quantity is within specified tolerances results in an incorrect acceptance decision.

(10) The Probability of False Rejection. The probability that a test used to verify that a measurement quantity is within specified tolerances results in an incorrect rejection decision.

(11) The Test Uncertainty Ratio (TUR). The ratio of the difference between the upper and lower tolerance limits for a measurement quantity subject to calibration, to the difference between the upper and lower 95 percent uncertainty limits for the measurement process used for calibration.

(b) Test, measurement, and diagnostic equipment and automatic test systems are used to monitor and test systems, equipment, devices, and the environmental conditions under which these systems and personnel operate. The accuracy of Navy and Contractor test, measurement, and diagnostic equipment and automatic test systems used for quantitative and qualitative measurements are ensured through measurement traceability. The Contractor is required to ensure that all test, measurement and diagnostic equipment used for quantitative or qualitative measurements is maintained and calibrated in accordance with U.S. national standards ANSI/NCSL Z540.3 Requirements for the Calibration of Measuring and Test Equipment, dated 3 Aug 2006 or ISO/IEC 17025 General Requirements for the Competence of Testing and Calibration Laboratories (2nd Edition), dated 15 May 2005 or the national standards of other countries correlated with U.S. national standards held by the National Institute of Standards and Technology and designated as an approved source by the Department of the Navy METCAL Executive Agent.

(c) Calibration certification to Navy standard NAVSEA 04-4734B, Navy and Marine Crops Calibration Laboratory Audit/Certification Manual, 1 Dec 2006, is acceptable in place of ANSI/NCSL Z540.3 and ISO/IEC 17025 accreditations. ANSI/NCSL Z540.3 and ISO/IEC 17025 accreditations must be performed by an U.S. headquartered accreditation body that is a signatory of the Navy Calibration Cooperative Agreement. Calibration accreditation must include the parameters required to execute the calibration at appropriate ranges and tolerances. A calibration certificate meeting the requirements of ISO/IEC 17025, ANSI/NCSL Z540.3, or NAVSEA 04-4734B must be provided with the returned calibrated unit. The calibration certificate must be evaluated to confirm that the calibration was performed within the laboratory’s accreditation scope or to confirm NAVSEA certification. Calibration intervals that deviate from NAVSEA OD 45845, Metrology Requirements List (METRL), shall reflect TMDE end of period reliability greater than 72%. TMDE reliability data shall be provided upon request. TURs shall be greater than 4:1 or ensure a probability of false acceptance of 2% or less and a probability of false rejections of 15% or less. Calibration procedures and methods used by the contractor shall be provided to the Government upon request.

N4215821C0004

(d) All calibrations supporting this contract shall meet the requirements of OPNAVINST 3960.16. If the Contractor subcontracts or outsources the initial or reoccurring calibration of test, measurement, and diagnostic equipment, the respective calibration laboratory must also meet the requirements of paragraphs (b) and (c).

(e) Calibration service providers and commercial service providers, and all of their employees, who supply or calibrate Navy test, measurement, and diagnostic equipment, shall be certified or accredited to the requirements of the NAVSEA manual or the ISO or ANSI specifications cited in paragraphs (b) and (c).

(End of text)

N4215821C0004

Section I - Contract Clauses

52.204-24

52.204-24 Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment. Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment (Aug 2019)

(a) Definitions. As used in this provision—

“Covered telecommunications equipment or services”, “Critical technology”, and “Substantial or essential component” have the meanings provided in clause 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment.

(b) Prohibition. Section 889(a)(1)(A) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2019, from procuring or obtaining, or extending or renewing a contract to procure or obtain, any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. Contractors are not prohibited from providing—

(1) A service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or

(2) Telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

(c) Representation. The Offeror represents that—

It ☐ will, ☐ will not provide covered telecommunications equipment or services to the Government in the performance of any contract, subcontract or other contractual instrument resulting from this solicitation.

(d) Disclosures. If the Offeror has responded affirmatively to the representation in paragraph (c) of this provision, the Offeror shall provide the following information as part of the offer

(1) All covered telecommunications equipment and services offered (include brand; model number, such as original equipment manufacturer (OEM) number, manufacturer part number, or wholesaler number; and item description, as applicable);

(2) Explanation of the proposed use of covered telecommunications equipment and services and any factors relevant to determining if such use would be permissible under the prohibition in paragraph (b) of this provision;

(3) For services, the entity providing the covered telecommunications services (include entity name, unique entity identifier, and Commercial and Government Entity (CAGE) code, if known); and

(4) For equipment, the entity that produced the covered telecommunications equipment (include entity name, unique entity identifier, CAGE code, and whether the entity was the OEM or a distributor, if known).

CLAUSES INCORPORATED BY REFERENCE

52.202-1	Definitions	NOV 2013
52.203-3	Gratuities	APR 1984
52.203-5	Covenant Against Contingent Fees	MAY 2014
52.203-6	Restrictions On Subcontractor Sales To The Government	SEP 2006
52.203-7	Anti-Kickback Procedures	MAY 2014

N4215821C0004

52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity	MAY 2014
52.203-10	Price Or Fee Adjustment For Illegal Or Improper Activity	MAY 2014
52.203-12	Limitation On Payments To Influence Certain Federal Transactions	OCT 2010
52.203-13	Contractor Code of Business Ethics and Conduct	OCT 2015
52.203-17	Contractor Employee Whistleblower Rights and Requirement	APR 2014
To Inform Employees of Whistleblower Rights
52.203-19	Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements	JAN 2017
52.204-2	Security Requirements	AUG 1996
52.204-4	Printed or Copied Double-Sided on Postconsumer Fiber Content Paper	MAY 2011
52.204-9	Personal Identity Verification of Contractor Personnel	JAN 2011
52.204-10	Reporting Executive Compensation and First-Tier Subcontract Awards	OCT 2018
52.204-13	System for Award Management Maintenance	OCT 2018
52.204-19	Incorporation by Reference of Representations and Certifications.	DEC 2014
52.204-23	Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities.	JUL 2018
52.209-6	Protecting the Government’s Interest When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment	OCT 2015
52.209-9	Updates of Publicly Available Information Regarding Responsibility Matters	OCT 2018
52.209-10	Prohibition on Contracting With Inverted Domestic Corporations	NOV 2015
52.215-8	Order of Precedence—Uniform Contract Format	OCT 1997
52.219-9	Small Business Subcontracting Plan	JUN 2020
52.219-16	Liquidated Damages-Subcontracting Plan	JAN 1999
52.219-28	Post-Award Small Business Program Rerepresentation	JUL 2013
52.222-21	Prohibition Of Segregated Facilities	APR 2015
52.222-26	Equal Opportunity	SEP 2016
52.222-36	Equal Opportunity for Workers with Disabilities	JUL 2014
52.222-50	Combating Trafficking in Persons	JAN 2019
52.222-54	Employment Eligibility Verification	OCT 2015
52.222-62	Paid Sick Leave Under Executive Order 13706	JAN 2017
52.223-5	Pollution Prevention and Right-to-Know Information	MAY 2011
52.223-6	Drug-Free Workplace	MAY 2001
52.225-13	Restrictions on Certain Foreign Purchases	JUN 2008
52.228-7	Insurance—Liability To Third Persons	MAR 1996
52.232-17	Interest	MAY 2014
52.232-18	Availability Of Funds	APR 1984
52.232-25 Alt I	Prompt Payment (Jan 2017) Alternate I	FEB 2002
52.232-33	Payment by Electronic Funds Transfer—System for Award Management	OCT 2018
52.232-39	Unenforceability of Unauthorized Obligations	JUN 2013
52.232-40	Providing Accelerated Payments to Small Business Subcontractors	DEC 2013
52.233-1	Disputes	MAY 2014
52.233-3 Alt I	Protest After Award (Aug 1996) - Alternate I	JUN 1985
52.233-4	Applicable Law for Breach of Contract Claim	OCT 2004

N4215821C0004

52.237-2	Protection Of Government Buildings, Equipment, And Vegetation	APR 1984
52.242-5	Payments to Small Business Subcontractors	JAN 2017
52.242-13	Bankruptcy	JUL 1995
52.243-4	Changes	JUN 2007
52.244-2	Subcontracts	OCT 2010
52.244-5	Competition In Subcontracting	DEC 1996
52.244-6	Subcontracts for Commercial Items	JAN 2019
52.246-23	Limitation Of Liability	FEB 1997
52.246-24	Limitation Of Liability—High-Value Items	FEB 1997
52.246-25	Limitation Of Liability—Services	FEB 1997
52.249-3	Termination for Convenience of the Government	APR 2012
(Dismantling, Demolition, or Removal of Improvements)
52.249-8	Default (Fixed-Price Supply & Service)	APR 1984
52.249-14	Excusable Delays	APR 1984
52.253-1	Computer Generated Forms	JAN 1991
252.201-7000	Contracting Officer’s Representative	DEC 1991
252.203-7000	Requirements Relating to Compensation of Former DoD Officials	SEP 2011
252.203-7001	Prohibition On Persons Convicted of Fraud or Other Defense-Contract-Related Felonies	DEC 2008
252.203-7002	Requirement to Inform Employees of Whistleblower Rights	SEP 2013
252.203-7003	Agency Office of the Inspector General	DEC 2012
252.204-7000	Disclosure Of Information	OCT 2016
252.204-7003	Control Of Government Personnel Work Product	APR 1992
252.204-7005	Oral Attestation of Security Responsibilities	NOV 2001
252.204-7009	Limitations on the Use or Disclosure of Third-Party	OCT 2016
Contractor Reported Cyber Incident Information
252.204-7010	Requirement for Contractor to Notify DoD if the Contractor’s Activities are Subject to Reporting Under the U.S.-International Atomic Energy Agency Additional Protocol	JAN 2009
252.204-7012	Safeguarding Covered Defense Information and Cyber Incident Reporting	OCT 2016
252.204-7015	Notice of Authorized Disclosure of Information for Litigation Support	MAY 2016
252.205-7000	Provision Of Information To Cooperative Agreement Holders	DEC 1991
252.209-7004	Subcontracting With Firms That Are Owned or Controlled By The Government of a Country that is a State Sponsor of Terrorism	MAY 2019
252.211-7005	Substitutions for Military or Federal Specifications and Standards	NOV 2005
252.217-7003	Changes	DEC 1991
252.217-7005	Inspection and Manner of Doing Work	JUL 2009
252.217-7006	Title	DEC 1991
252.217-7028	Over And Above Work	DEC 1991
252.219-7003	Small Business Subcontracting Plan (DOD Contracts)	DEC 2018
252.222-7006	Restrictions on the Use of Mandatory Arbitration Agreements	DEC 2010
252.223-7001	Hazard Warning Labels	DEC 1991
252.223-7004	Drug Free Work Force	SEP 1988
252.223-7006	Prohibition On Storage, Treatment, and Disposal of Toxic or Hazardous Materials	SEP 2014
252.223-7008	Prohibition of Hexavalent Chromium	JUN 2013
252.225-7004	Report of Intended Performance Outside the United States and Canada—Submission after Award	OCT 2015
252.225-7048	Export-Controlled Items	JUN 2013

N4215821C0004

252.227-7025	Limitations on the Use or Disclosure of Government-	MAY 2013
Furnished Information Marked with Restrictive Legends
252.227-7037	Validation of Restrictive Markings on Technical Data	SEP 2016
252.231-7000	Supplemental Cost Principles	DEC 1991
252.232-7003	Electronic Submission of Payment Requests and Receiving Reports	DEC 2018
252.232-7010	Levies on Contract Payments	DEC 2006
252.232-7017	Accelerating Payments to Small Business Subcontractors—Prohibition on Fees and Consideration	APR 2020
252.247-7023	Transportation of Supplies by Sea	FEB 2019

CLAUSES INCORPORATED BY FULL TEXT

52.204-21 BASIC SAFEGUARDING OF COVERED CONTRACTOR INFORMATION SYSTEMS (JUN 2016)

(a) Definitions. As used in this clause—

Covered contractor information system means an information system that is owned or operated by a contractor that processes, stores, or transmits Federal contract information.

Federal contract information means information, not intended for public release, that is provided by or generated for the Government under a contract to develop or deliver a product or service to the Government, but not including information provided by the Government to the public (such as on public Web sites) or simple transactional information, such as necessary to process payments.

Information means any communication or representation of knowledge such as facts, data, or opinions, in any medium or form, including textual, numerical, graphic, cartographic, narrative, or audiovisual (Committee on National Security Systems Instruction (CNSSI) 4009).

Information system means a discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information (44 U.S.C. 3502).

Safeguarding means measures or controls that are prescribed to protect information systems.

(b) Safeguarding requirements and procedures.

(1) The Contractor shall apply the following basic safeguarding requirements and procedures to protect covered contractor information systems. Requirements and procedures for basic safeguarding of covered contractor information systems shall include, at a minimum, the following security controls:

(i) Limit information system access to authorized users, processes acting on behalf of authorized users, or devices (including other information systems).

(ii) Limit information system access to the types of transactions and functions that authorized users are permitted to execute.

(iii) Verify and control/limit connections to and use of external information systems.

(iv) Control information posted or processed on publicly accessible information systems.

(v) Identify information system users, processes acting on behalf of users, or devices.

N4215821C0004

(vi) Authenticate (or verify) the identities of those users, processes, or devices, as a prerequisite to allowing access to organizational information systems.

(vii) Sanitize or destroy information system media containing Federal Contract Information before disposal or release for reuse.

(viii) Limit physical access to organizational information systems, equipment, and the respective operating environments to authorized individuals.

(ix) Escort visitors and monitor visitor activity; maintain audit logs of physical access; and control and manage physical access devices.

(x) Monitor, control, and protect organizational communications (i.e., information transmitted or received by organizational information systems) at the external boundaries and key internal boundaries of the information systems.

(xi) Implement subnetworks for publicly accessible system components that are physically or logically separated from internal networks.

(xii) Identify, report, and correct information and information system flaws in a timely manner.

(xiii) Provide protection from malicious code at appropriate locations within organizational information systems.

(xiv) Update malicious code protection mechanisms when new releases are available.

(xv) Perform periodic scans of the information system and real-time scans of files from external sources as files are downloaded, opened, or executed.

(2) Other requirements. This clause does not relieve the Contractor of any other specific safeguarding requirements specified by Federal agencies and departments relating to covered contractor information systems generally or other Federal safeguarding requirements for controlled unclassified information (CUI) as established by Executive Order 13556.

(c) Subcontracts. The Contractor shall include the substance of this clause, including this paragraph (c), in subcontracts under this contract (including subcontracts for the acquisition of commercial items, other than commercially available off-the-shelf items), in which the subcontractor may have Federal contract information residing in or transiting through its information system.

(End of clause)

52.204-25 PROHIBITION ON CONTRACTING FOR CERTAIN TELECOMMUNICATIONS AND VIDEO SURVEILLANCE SERVICES OR EQUIPMENT (AUG 2020)

(a) Definitions. As used in this clause—

Backhaul means intermediate links between the core network, or backbone network, and the small subnetworks at the edge of the network (e.g., connecting cell phones/towers to the core telephone network). Backhaul can be wireless (e.g., microwave) or wired (e.g., fiber optic, coaxial cable, Ethernet).

N4215821C0004

Covered foreign country means The People’s Republic of China.

Covered telecommunications equipment or services means—

(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);

(2) For the purpose of public safety, security of Government facilities, physical security surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a covered foreign country.

Critical technology means—

(1) Defense articles or defense services included on the United States Munitions List set forth in the International Traffic in Arms Regulations under subchapter M of chapter I of title 22, Code of Federal Regulations;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, Code of Federal Regulations, and controlled—

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;

(3) Specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by part 810 of title 10, Code of Federal Regulations (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by part 110 of title 10, Code of Federal Regulations (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by part 331 of title 7, Code of Federal Regulations, part 121 of title 9 of such Code, or part 73 of title 42 of such Code; or

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. 4817).

Interconnection arrangements means arrangements governing the physical connection of two or more networks to allow the use of another’s network to hand off traffic where it is ultimately delivered (e.g., connection of a customer of telephone provider A to a customer of telephone company B) or sharing data and other information resources.

Reasonable inquiry means an inquiry designed to uncover any information in the entity’s possession about the identity of the producer or provider of covered telecommunications equipment or services used by the entity that excludes the need to include an internal or third-party audit.

N4215821C0004

Roaming means cellular communications services (e.g., voice, video, data) received from a visited network when unable to connect to the facilities of the home network either because signal coverage is too weak or because traffic is too high.

Substantial or essential component means any component necessary for the proper function or performance of a piece of equipment, system, or service.

(b) Prohibition.

(1) Section 889(a)(1)(A) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2019, from procuring or obtaining, or extending or renewing a contract to procure or obtain, any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. The Contractor is prohibited from providing to the Government any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104.

(2) Section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2020, from entering into a contract, or extending or renewing a contract, with an entity that uses any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104. This prohibition applies to the use of covered telecommunications equipment or services, regardless of whether that use is in performance of work under a Federal contract.

(c) Exceptions. This clause does not prohibit contractors from providing—

(1) A service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or

(2) Telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

(d) Reporting requirement.

(1) In the event the Contractor identifies covered telecommunications equipment or services used as a substantial or essential component of any system, or as critical technology as part of any system, during contract performance, or the Contractor is notified of such by a subcontractor at any tier or by any other source, the Contractor shall report the information in paragraph (d)(2) of this clause to the Contracting Officer, unless elsewhere in this contract are established procedures for reporting the information; in the case of the Department of Defense, the Contractor shall report to the website at https://dibnet.dod.mil. For indefinite delivery contracts, the Contractor shall report to the Contracting Officer for the indefinite delivery contract and the Contracting Officer(s) for any affected order or, in the case of the Department of Defense, identify both the indefinite delivery contract and any affected orders in the report provided at https://dibnet.dod.mil.

(2) The Contractor shall report the following information pursuant to paragraph (d)(1) of this clause:

(i) Within one business day from the date of such identification or notification: The contract number; the order number(s), if applicable; supplier name; supplier unique entity identifier (if known); supplier Commercial and Government Entity (CAGE) code (if known); brand; model number (original equipment manufacturer number, manufacturer part number, or wholesaler number); item description; and any readily available information about mitigation actions undertaken or recommended.

N4215821C0004

(ii) Within 10 business days of submitting the information in paragraph (d)(2)(i) of this clause: Any further available information about mitigation actions undertaken or recommended. In addition, the Contractor shall describe the efforts it undertook to prevent use or submission of covered telecommunications equipment or services, and any additional efforts that will be incorporated to prevent future use or submission of covered telecommunications equipment or services.

(e) Subcontracts. The Contractor shall insert the substance of this clause, including this paragraph (e) and excluding paragraph (b)(2), in all subcontracts and other contractual instruments, including subcontracts for the acquisition of commercial items.

(End of clause)

52.217-9 OPTION TO EXTEND THE TERM OF THE CONTRACT (MAR 2000)

(a) The Government may extend the term of this contract by written notice to the Contractor within two (2) days provided that the Government gives the Contractor a preliminary written notice of its intent to extend at least five (5) days (60 days unless a different number of days is inserted) before the contract expires. The preliminary notice does not commit the Government to an extension.

(b) If the Government exercises this option, the extended contract shall be considered to include this option clause.

(c) The total duration of this contract, including the exercise of any options under this clause, shall not exceed 24 months.

(End of clause)

52.223-18 ENCOURAGING CONTRACTOR POLICIES TO BAN TEXT MESSAGING WHILE DRIVING (AUG 2011)

(a) Definitions. As used in this clause— Driving—

(1) Means operating a motor vehicle on an active roadway with the motor running, including while temporarily stationary because of traffic, a traffic light, stop sign, or otherwise.

(2) Does not include operating a motor vehicle with or without the motor running when one has pulled over to the side of, or off, an active roadway and has halted in a location where one can safely remain stationary.

Text messaging means reading from or entering data into any handheld or other electronic device, including for the purpose of short message service texting, e-mailing, instant messaging, obtaining navigational information, or engaging in any other form of electronic data retrieval or electronic data communication. The term does not include glancing at or listening to a navigational device that is secured in a commercially designed holder affixed to the vehicle, provided that the destination and route are programmed into the device either before driving or while stopped in a location off the roadway where it is safe and legal to park.

(b) This clause implements Executive Order 13513, Federal Leadership on Reducing Text Messaging while Driving, dated October 1, 2009.

N4215821C0004

(c) The Contractor is encouraged to—

(1) Adopt and enforce policies that ban text messaging while driving—

(i) Company-owned or -rented vehicles or Government-owned vehicles; or

(ii) Privately-owned vehicles when on official Government business or when performing any work for or on behalf of the Government.

(2) Conduct initiatives in a manner commensurate with the size of the business, such as—

(i) Establishment of new rules and programs or re-evaluation of existing programs to prohibit text messaging while driving; and

(ii) Education, awareness, and other outreach to employees about the safety risks associated with texting while driving.

(d) Subcontracts. The Contractor shall insert the substance of this clause, including this paragraph (d), in all subcontracts that exceed the micro-purchase threshold.

(End of clause)

52.232-16 PROGRESS PAYMENTS (JUN 2020)

The Government will make progress payments to the Contractor when requested as work progresses, but not more frequently than monthly, in amounts of $2,500 or more approved by the Contracting Officer, under the following conditions:

(a) Computation of amounts.

(1) Unless the Contractor requests a smaller amount, the Government will compute each progress payment as 80 percent of the Contractor’s total costs incurred under this contract whether or not actually paid, plus financing payments to subcontractors (see paragraph (j) of this clause), less the sum of all previous progress payments made by the Government under this contract. The Contracting Officer will consider cost of money that would be allowable under Federal Acquisition Regulation (FAR) 31.205-10 as an incurred cost for progress payment purposes.

(2) The amount of financing and other payments for supplies and services purchased directly for the contract are limited to the amounts that have been paid by cash, check, or other forms of payment, or that are determined due and will be paid to subcontractors—

(i) In accordance with the terms and conditions of a subcontract or invoice; and

(ii) Ordinarily within 30 days of the submission of the Contractor’s payment request to the Government.

(3) The Government will exclude accrued costs of Contractor contributions under employee pension plans until actually paid unless—

(i) The Contractor’s practice is to make contributions to the retirement fund quarterly or more frequently; and

(ii) The contribution does not remain unpaid 30 days after the end of the applicable quarter or shorter payment period (any contribution remaining unpaid shall be excluded from the Contractor’s total costs for progress payments until paid).

N4215821C0004

(4) The Contractor shall not include the following in total costs for progress payment purposes in paragraph (a)(1) of this clause:

(i) Costs that are not reasonable, allocable to this contract, and consistent with sound and generally accepted accounting principles and practices.

(ii) Costs incurred by subcontractors or suppliers.

(iii) Costs ordinarily capitalized and subject to depreciation or amortization except for the properly depreciated or amortized portion of such costs.

(iv) Payments made or amounts payable to subcontractors or suppliers, except for —

(A) Completed work, including partial deliveries, to which the Contractor has acquired title; and

(B) Work under cost-reimbursement or time-and-material subcontracts to which the Contractor has acquired title.

(5) The amount of unliquidated progress payments may exceed neither (i) the progress payments made against incomplete work (including allowable unliquidated progress payments to subcontractors) nor

(ii) the value, for progress payment purposes, of the incomplete work. Incomplete work shall be considered to be the supplies and services required by this contract, for which delivery and invoicing by the Contractor and acceptance by the Government are incomplete.

(6) The total amount of progress payments shall not exceed 80 percent of the total contract price.

(7) If a progress payment or the unliquidated progress payments exceed the amounts permitted by subparagraphs (a)(4) or (a)(5) of this clause, the Contractor shall repay the amount of such excess to the Government on demand.

(8) Notwithstanding any other terms of the contract, the Contractor agrees not to request progress payments in dollar amounts of less than $2,500. The Contracting Officer may make exceptions.

(9) The costs applicable to items delivered, invoiced, and accepted shall not include costs in excess of the contract price of the items.

(b) Liquidation. Except as provided in the Termination for Convenience of the Government clause, all progress payments shall be liquidated by deducting from any payment under this contract, other than advance or progress payments, the unliquidated progress payments, or 80 percent of the amount invoiced, whichever is less. The Contractor shall repay to the Government any amounts required by a retroactive price reduction, after computing liquidations and payments on past invoices at the reduced prices and adjusting the unliquidated progress payments accordingly. The Government reserves the right to unilaterally change from the ordinary liquidation rate to an alternate rate when deemed appropriate for proper contract financing.

(c) Reduction or suspension. The Contracting Officer may reduce or suspend progress payments, increase the rate of liquidation, or take a combination of these actions, after finding on substantial evidence any of the following conditions:

(1) The Contractor failed to comply with any material requirement of this contract (which includes paragraphs (f) and (g) of this clause).

(2) Performance of this contract is endangered by the Contractor’s —

(i) Failure to make progress or

N4215821C0004

(ii) Unsatisfactory financial condition.

(3) Inventory allocated to this contract substantially exceeds reasonable requirements.

(4) The Contractor is delinquent in payment of the costs of performing this contract in the ordinary course of business.

(5) The fair value of the undelivered work is less than the amount of unliquidated progress payments for that work.

(6) The Contractor is realizing less profit than that reflected in the establishment of any alternate liquidation rate in paragraph (b) of this clause, and that rate is less than the progress payment rate stated in subparagraph (a)(1) of this clause.

(d) Title.

(1) Title to the property described in this paragraph (d) shall vest in the Government. Vestiture shall be immediately upon the date of this contract, for property acquired or produced before that date. Otherwise, vestiture shall occur when the property is or should have been allocable or properly chargeable to this contract.

(2) “Property,” as used in this clause, includes all of the below-described items acquired or produced by the Contractor that are or should be allocable or properly chargeable to this contract under sound and generally accepted accounting principles and practices.

(i) Parts, materials, inventories, and work in process;

(ii) Special tooling and special test equipment to which the Government is to acquire title;

(iii) Nondurable (i.e., noncapital) tools, jigs, dies, fixtures, molds, patterns, taps, gauges, test equipment, and other similar manufacturing aids, title to which would not be obtained as special tooling under paragraph (d) (2)(ii) of this clause; and

(iv) Drawings and technical data, to the extent the Contractor or subcontractors are required to deliver them to the Government by other clauses of this contract.

(3) Although title to property is in the Government under this clause, other applicable clauses of this contract; e.g., the termination clauses, shall determine the handling and disposition of the property.

(4) The Contractor may sell any scrap resulting from production under this contract without requesting the Contracting Officer’s approval, but the proceeds shall be credited against the costs of performance.

(5) To acquire for its own use or dispose of property to which title is vested in the Government under this clause, the Contractor must obtain the Contracting Officer’s advance approval of the action and the terms. The Contractor shall

(i) exclude the allocable costs of the property from the costs of contract performance, and (ii) repay to the Government any amount of unliquidated progress payments allocable to the property. Repayment may be by cash or credit memorandum.

(6) When the Contractor completes all of the obligations under this contract, including liquidation of all progress payments, title shall vest in the Contractor for all property (or the proceeds thereof) not—

(i) Delivered to, and accepted by, the Government under this contract; or

(ii) Incorporated in supplies delivered to, and accepted by, the Government under this contract and to which title is vested in the Government under this clause.

(7) The terms of this contract concerning liability for Government-furnished property shall not apply to property to which the Government acquired title solely under this clause.

N4215821C0004

(e) Risk of loss. Before delivery to and acceptance by the Government, the Contractor shall bear the risk of loss for property, the title to which vests in the Government under this clause, except to the extent the Government expressly assumes the risk. The Contractor shall repay the Government an amount equal to the unliquidated progress payments that are based on costs allocable to property that is lost (see 45.101).

(f) Control of costs and property. The Contractor shall maintain an accounting system and controls adequate for the proper administration of this clause.

(g) Reports, forms, and access to records. (1) The Contractor shall promptly furnish reports, certificates, financial statements, and other pertinent information (including estimates to complete) reasonably requested by the Contracting Officer for the administration of this clause. Also, the Contractor shall give the Government reasonable opportunity to examine and verify the Contractor’s books, records, and accounts.

(2) The Contractor shall furnish estimates to complete that have been developed or updated within six months of the date of the progress payment request. The estimates to complete shall represent the Contractor’s best estimate of total costs to complete all remaining contract work required under the contract. The estimates shall include sufficient detail to permit Government verification.

(3) Each Contractor request for progress payment shall:

(i) Be submitted on Standard Form 1443, Contractor’s Request for Progress Payment, or the electronic equivalent as required by agency regulations, in accordance with the form instructions and the contract terms; and

(ii) Include any additional supporting documentation requested by the Contracting Officer.

(h) Special terms regarding default. If this contract is terminated under the Default clause, (i) the Contractor shall, on demand, repay to the Government the amount of unliquidated progress payments and (ii) title shall vest in the Contractor, on full liquidation of progress payments, for all property for which the Government elects not to require delivery under the Default clause. The Government shall be liable for no payment except as provided by the Default clause.

(i) Reservations of rights.

(1) No payment or vesting of title under this clause shall —

(i) Excuse the Contractor from performance of obligations under this contract or

(ii) Constitute a waiver of any of the rights or remedies of the parties under the contract.

(2) The Government’s rights and remedies under this clause

(i) Shall not be exclusive but rather shall be in addition to any other rights and remedies provided by law or this contract and

(ii) Shall not be affected by delayed, partial, or omitted exercise of any right, remedy, power, or privilege, nor shall such exercise or any single exercise preclude or impair any further exercise under this clause or the exercise of any other right, power, or privilege of the Government.

(j) Financing payments to subcontractors. The financing payments to subcontractors mentioned in paragraphs (a)(1) and (a)(2) of this clause shall be all financing payments to subcontractors or divisions, if the following conditions are met:

(1) The amounts included are limited to—

N4215821C0004

(i) The unliquidated remainder of financing payments made; plus

(ii) Any unpaid subcontractor requests for financing payments.

(2) The subcontract or interdivisional order is expected to involve a minimum of approximately 6 months between the beginning of work and the first delivery; or, if the subcontractor is a small business concern, 4 months.

(3) If the financing payments are in the form of progress payments, the terms of the subcontract or interdivisional order concerning progress payments—

(i) Are substantially similar to the terms of this clause for any subcontractor that is a large business concern, or this clause with its Alternate I for any subcontractor that is a small business concern;

(ii) Are at least as favorable to the Government as the terms of this clause;

(iii) Are not more favorable to the subcontractor or division than the terms of this clause are to the Contractor;

(iv) Are in conformance with the requirements of FAR 32.504(e); and

(v) Subordinate all subcontractor rights concerning property to which the Government has title under the subcontract to the Government’s right to require delivery of the property to the Government if—

(A) The Contractor defaults; or

(B) The subcontractor becomes bankrupt or insolvent.

(4) If the financing payments are in the form of performance-based payments, the terms of the subcontract or interdivisional order concerning payments—

(i) Are substantially similar to the Performance-Based Payments clause at FAR 52.232-32 and meet the criteria for, and definition of, performance-based payments in FAR Part 32;

(ii) Are in conformance with the requirements of FAR 32.504(f); and

(iii) Subordinate all subcontractor rights concerning property to which the Government has title under the subcontract to the Government’s right to require delivery of the property to the Government if—

(A) The Contractor defaults; or

(B) The subcontractor becomes bankrupt or insolvent.

(5) If the financing payments are in the form of commercial item financing payments, the terms of the subcontract or interdivisional order concerning payments—

(i) Are constructed in accordance with FAR 32.206(c) and included in a subcontract for a commercial item purchase that meets the definition and standards for acquisition of commercial items in FAR Parts 2 and 12;

(ii) Are in conformance with the requirements of FAR 32.504(g); and

(iii) Subordinate all subcontractor rights concerning property to which the Government has title under the subcontract to the Government’s right to require delivery of the property to the Government if—

(A) The Contractor defaults; or

N4215821C0004

(B) The subcontractor becomes bankrupt or insolvent.

(6) If financing is in the form of progress payments, the progress payment rate in the subcontract is the customary rate used by the contracting agency, depending on whether the subcontractor is or is not a small business concern.

(7) Concerning any proceeds received by the Government for property to which title has vested in the Government under the subcontract terms, the parties agree that the proceeds shall be applied to reducing any unliquidated financing payments by the Government to the Contractor under this contract.

(8) If no unliquidated financing payments to the Contractor remain, but there are unliquidated financing payments that the Contractor has made to any subcontractor, the Contractor shall be subrogated to all the rights the Government obtained through the terms required by this clause to be in any subcontract, as if all such rights had been assigned and transferred to the Contractor.

(9) To facilitate small business participation in subcontracting under this contract, the Contractor shall provide financing payments to small business concerns, in conformity with the standards for customary contract financing payments stated in Subpart 32.113. The Contractor shall not consider the need for such financing payments as a handicap or adverse factor in the award of subcontracts.

(k) Limitations on undefinitized contract actions. Notwithstanding any other progress payment provisions in this contract, progress payments may not exceed 80 percent of costs incurred on work accomplished under undefinitized contract actions. A “contract action” is any action resulting in a contract, as defined in Subpart 2.1, including contract modifications for additional supplies or services, but not including contract modifications that are within the scope and under the terms of the contract, such as contract modifications issued pursuant to the Changes clause, or funding and other administrative changes. This limitation shall apply to the costs incurred, as computed in accordance with paragraph (a) of this clause, and shall remain in effect until the contract action is definitized. Costs incurred which are subject to this limitation shall be segregated on Contractor progress payment requests and invoices from those costs eligible for higher progress payment rates. For purposes of progress payment liquidation, as described in paragraph (b) of this clause, progress payments for undefinitized contract actions shall be liquidated at 80 percent of the amount invoiced for work performed under the undefinitized contract action as long as the contract action remains undefinitized. The amount of unliquidated progress payments for undefinitized contract actions shall not exceed 80 percent of the maximum liability of the Government under the undefinitized contract action or such lower limit specified elsewhere in the contract. Separate limits may be specified for separate actions.

(l) Due date. The designated payment office will make progress payments on the (Contracting Officer insert date as prescribed by agency head; if not prescribed, insert “30th”) day after the designated billing office receives a proper progress payment request. In the event that the Government requires an audit or other review of a specific progress payment request to ensure compliance with the terms and conditions of the contract, the designated payment office is not compelled to make payment by the specified due date. Progress payments are considered contract financing and are not subject to the interest penalty provisions of the Prompt Payment Act.

(m) Progress payments under indefinite—delivery contracts. The Contractor shall account for and submit progress payment requests under individual orders as if the order constituted a separate contract, unless otherwise specified in this contract.

(End of clause)

N4215821C0004

52.252-2 CLAUSES INCORPORATED BY REFERENCE (FEB 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this/these address(es):

ACQUISITION.GOV

(End of clause)

52.252-4 ALTERATIONS IN CONTRACT (APR 1984)

Portions of this contract are altered as follows:

(End of clause)

52.252-6 AUTHORIZED DEVIATIONS IN CLAUSES (APR 1984)

(a) The use in this solicitation or contract of any Federal Acquisition Regulation (48 CFR Chapter 1) clause with an authorized deviation is indicated by the addition of “(DEVIATION)” after the date of the clause.

(b) The use in this solicitation or contract of any insert regulation name (48 CFR ) clause with an authorized deviation is indicated by the addition of “(DEVIATION)” after the name of the regulation.

(End of clause)

N4215821C0004

Section J - List of Documents, Exhibits and Other Attachments

LIST OF ATTACHMENTS

Documentation Date	Title	Revision Date
Attachment 1	AS41 Spaces
Attachment 2	Task List
Attachment 3	Final Berth Location
Attachment 4	Reserved
Attachment 5	Staffing Plan without Cost/Price
Attachment 6	Staffing Plan with Cost/Price
Attachment 7	Past Performance Questionnaire
Attachment 8	Past Performance Information Form
Attachment 9	Contractor Performance Customer Input Sheet Questionnaire
Attachment 10	DD254
Attachment 11	QASP
Exhibit A	CDRLs